UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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E*TRADE FINANCIAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting of Shareholders

to Be Held May 16, 2008

TO OUR SHAREHOLDERS:

You are cordially invited to attend the Annual Meeting of Shareholders of E*TRADE Financial Corporation, which will be held at the Ritz-Carlton Hotel, 1250 South Hayes Street, Arlington, Virginia 22202, at 10:00 a.m. local time, for the following purposes:

1.	To elect four directors to the Board of Directors;

2.	To vote on a proposal to amend Article FOURTH of the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock, $0.01 par value, from 600,000,000 to 1,200,000,000;

3.	To consider and vote upon a proposal to ratify the selection of Deloitte & Touche LLP as independent public accountants for the Company for 2008; and

4.	To act upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on March 31, 2008 as the record date for determining those shareholders entitled to vote at the meeting. The stock transfer books will not be closed between the record date and the date of the meeting.

All shareholders of record on March 31, 2008 are invited to attend the Annual Meeting. No ticket is required for admission. For security purposes, however, to gain admission to the Annual Meeting, you will be required to present identification containing a photograph and some indication that you are a shareholder. Packages and bags may be inspected and they may have to be checked at the door. In addition, other security measures may be used for the security of those attending the meeting. Please plan accordingly.

Representation of at least a majority of all outstanding shares of Common Stock is required to constitute a quorum. For that reason, it is important that your shares be represented at the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. If you elected to receive the Annual Report and Proxy Statement electronically over the Internet, you will not receive a paper proxy card. The Annual Report and Proxy Statement are available on our website at http://www.etrade.com. We encourage you to vote online, unless you cancel your enrollment. If your shares are held in a bank or brokerage account and you did not elect to receive the materials through the Internet, you may still be eligible to vote your shares electronically. Your proxy may be revoked at any time prior to the time that the polls close and the vote is tallied.

All shareholders of record are invited to attend the meeting. Please read the proxy material carefully. Your vote is important and the Company appreciates your cooperation in considering and acting on the matters presented.

Very truly yours,

Donald H. Layton
Chairman of the Board and Chief Executive Officer

April 16, 2008

New York, New York

Shareholders Should Read the Entire Proxy Statement Carefully

Prior to Returning Their Proxy Cards

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS OF E*TRADE FINANCIAL CORPORATION

To Be Held May 16, 2008

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of E*TRADE Financial Corporation (“E*TRADE” or the “Company”) of proxies to be voted at the Annual Meeting of Shareholders (the “Meeting”), which will be held at the Ritz-Carlton Hotel, 1250 South Hayes Street, Arlington, Virginia 22202, on May 16, 2008 at 10:00 a.m. local time, or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement and the proxy card were first mailed to shareholders on or about April 16, 2008. The principal executive offices of E*TRADE are located at 135 East 57th Street, New York, New York 10022.

VOTING PROCEDURES - QUESTIONS AND ANSWERS

Who may vote and how many votes do I have?

Common shareholders of record at the close of business on March 31, 2008 (the “Record Date”) may vote. On that date there were 468,335,796 outstanding shares of our Common Stock, $0.01 par value per share (the “Common Stock”). All of the shares of the Company’s Common Stock held at the Record Date are entitled to vote at the Meeting. Shareholders of record will have one vote for each share they hold on the matters to be voted on.

How do proxies work?

The Board of Directors is asking for your proxy. By giving the persons named in your proxy, you authorize them to vote your shares at the Meeting in the manner you direct. You may vote for all, some or none of our director nominees and you may choose to vote your shares or to withhold your shares with respect to the other matters we are submitting to a vote of our shareholders. If you sign and return the enclosed proxy card, but do not specify how to vote, the persons named as proxies will vote your shares FOR the election of directors as described in Proposal 1, FOR approval of the increase in authorized shares of Common Stock as described in Proposal 2, and FOR ratification of the selection of accountants as described in Proposal 3.

How do I vote?

You may vote in person by attending the Meeting or by proxy. If you are a shareholder of record, you may vote by proxy through the Internet, by telephone or by mail. You may follow the instructions on the proxy card or the instructions below for voting by one of these methods.

To vote through the Internet, please visit www.ProxyVote.com web site before 11:59 p.m. ET on May 15, 2008. The Internet voting procedures are designed to authenticate the shareholder’s identity and to allow shareholders to vote their shares and confirm that their instructions have been properly recorded. If you would like to receive future shareholder materials electronically, please enroll after you complete your voting process on www.ProxyVote.com.

Please help us save time and postage costs by voting through the Internet or by telephone. If your shares are held in “street name” by a broker or other nominee, you will receive instructions from the holder of record that you must follow in order to vote your shares. Whether you plan to attend the Meeting or not, we encourage you to vote by proxy as soon as possible.

What does it mean if I receive more than one proxy card?

You may receive more than one proxy card depending on how you hold your shares. You will receive a proxy card for shares registered in your name. If you hold shares through someone else, such as a bank or broker, you may also receive material from them asking how you want to vote. If your shares are registered differently and are in more than one account, you will receive more than one proxy card. We encourage you to have all accounts registered in the same name and address whenever possible.

Can I change my vote or revoke my proxy?

You can revoke your proxy before the time of voting at the Meeting in several ways (the revocation has to be received before the Meeting to be counted):

•	by mailing a revised proxy dated later than the prior proxy

•	by voting again at the Internet Web site

•

by notifying our Corporate Secretary in writing that you are revoking your proxy. Our Corporate Secretary is Arlen W. Gelbard and he may be reached at our corporate offices located at 135 East 57th Street, New York, New York 10022.

You can also revoke your proxy by voting in person at the Meeting.

Who can attend the Annual Meeting?

Only shareholders of record on March 31, 2008 or their duly appointed proxies and our guests may attend the Meeting. Please bring some proof of share ownership with you to the Meeting. A bank or brokerage account statement showing you owned Common Stock on March 31, 2008 is acceptable proof.

What constitutes a “quorum” for the Meeting?

A quorum is necessary to conduct business at the Meeting. A quorum requires the presence of a majority of the outstanding shares entitled to vote, in person or represented by proxy. You will be counted toward the quorum requirement if you have voted by proxy. Shares of stock represented by properly executed proxies that reflect abstentions, broker non-votes and votes withheld from director nominees will be treated as shares that are present for purposes of determining a quorum. Broker non-votes are proxies received from brokers for the beneficial owners of the shares in which the broker votes on some matters but not on others because it does not have discretionary authority to vote and has not received voting instructions from the beneficial owner of the shares. Broker non-votes will have no effect on the outcome of any of the proposals described herein. However, abstentions will have the effect of a vote against Proposal 2 and 3.

How many votes are needed?

With respect to Proposal 1, for each director seat up for election, the nominees receiving the most votes will be elected. If two or more individuals were nominated for the same seat, the nominee with the most votes would be elected. Approval of Proposal 2 requires a majority of the outstanding shares (i.e., a majority of the shareholders holding common stock as of the Record Date). Approval of Proposal 3 requires a majority of the shares present in person or by proxy at the Meeting and entitled to vote (i.e., holding common stock as of the Record Date).

Broadridge Financial Solutions, Inc., our independent proxy tabulator, will count the votes and act as the inspector of election for the Meeting.

Who pays for the solicitation of proxies?

The Company pays the cost of soliciting proxies. We retained Morrow & Co., LLC to assist with the solicitation for an estimated fee of $17,500 plus reasonable out-of-pocket expenses. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to shareholders and obtaining their votes. In addition to solicitation by mail, proxies may be solicited personally or by telephone or electronic media by our regular employees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of the Company’s Common Stock as of March 3, 2008 by (i) each director; (ii) each executive officer listed in the Summary Compensation Table; (iii) all current directors and executive officers as a group; and (iv) each person who is known to the Company to beneficially own more than 5% of the outstanding shares of the Common Stock of the Company. All shares are subject to the named person’s sole voting and investment power except where otherwise indicated.

Name and Address of Beneficial Owner (1)	Number of Shares of Common Stock Beneficially Owned	Percent of Common Stock Beneficially Owned (2)
DIRECTORS AND EXECUTIVE OFFICERS:
Donald H. Layton (Chairman/Chief Executive Officer) (3)	3,566,483	*
Arlen W. Gelbard (4)	1,898,389	*
Robert J. Simmons (5)	852,854	*
Robert Druskin (6)	200,000	*
Ronald D. Fisher (7)	245,718	*
George A. Hayter (8)	452,428	*
Frederick W. Kanner (9)	—	*
Michael K. Parks (10)	105,345	*
C. Cathleen Raffaeli (Lead Independent Director) (11)	90,552	*
Lewis E. Randall (12)	1,511,924	*
Donna L. Weaver (13)	147,102	*
Stephen H. Willard (14)	130,320	*
Daryl G. Brewster (15)	79,906	*
R. Jarrett Lilien (16)	4,743,308	1.03%
Mitchell H. Caplan (17)	1,505,698	*
Dennis Webb (18)	847,877	*
All current directors and executive officers as a group (13 persons) (19)	14,024,329	3.04%

5% SHAREHOLDERS:
Citadel Investment Group, L.L.C.(20) 131 S. Dearborn Street, 32nd Floor Chicago, Illinois 60603	43,266,835	9.37%

*	Less than 1%
(1)	Unless otherwise noted, all addresses are c/o E*TRADE Financial Corporation, 135 East 57th Street, New York, New York 10022.
(2)	Based on 461,888,834 shares outstanding on March 3, 2008. Shares of Common Stock subject to options that are exercisable within 60 days of March 3, 2008 are deemed beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person.
(3)	Includes 1,919,285 shares of unvested restricted Common Stock subject to the Company’s right of repurchase and 1,282,464 shares of Common Stock issuable upon the exercise of vested stock options exercisable within 60 days of March 3, 2008.
(4)	Includes 250,143 shares of unvested restricted Common Stock subject to the Company’s right of repurchase and 1,283,174 shares of Common Stock issuable upon the exercise of vested stock options exercisable within 60 days of March 3, 2008.
(5)	Includes 154,005 shares of unvested restricted Common Stock subject to the Company’s right of repurchase and 543,250 shares of Common Stock issuable upon the exercise of vested stock options exercisable within 60 days of March 3, 2008.
(6)	Mr. Druskin was appointed to the Board on February 21, 2008.
(7)	Includes 1,603 shares of unvested restricted Common Stock subject to the Company’s right of repurchase and 188,592 shares of Common Stock issuable upon exercise of vested stock options exercisable within 60 days of March 3, 2008.
(8)	Includes 4,810 shares of unvested restricted Common Stock subject to the Company’s right of repurchase and 170,348 shares of Common Stock issuable upon exercise of vested stock options exercisable within 60 days of March 3, 2008.
(9)	Mr. Kanner was appointed to the Board on April 2, 2008.
(10)	Includes 1,603 shares of unvested restricted Common Stock subject to the Company’s right of repurchase and 72,939 shares of Common Stock issuable upon exercise of vested stock options exercisable within 60 days of March 3, 2008.
(11)	Includes 1,603 shares of unvested restricted Common Stock subject to the Company’s right of repurchase and 72,939 shares of Common Stock issuable upon exercise of vested stock options exercisable within 60 days of March 3, 2008.
(12)	Includes 637,100 shares held by Lewis or Martha Randall, as Trustees of the Lewis E. and Martha E. Randall Living Trust dated August 16, 1984. Includes 220,000 shares held solely by Mr. Randall’s wife. Mr. Randall disclaims beneficial ownership of such shares. Also includes 1,603 shares of unvested restricted Common Stock subject to the Company’s right of repurchase and 150,000 shares of Common Stock issuable upon exercise of vested stock options exercisable within 60 days of March 3, 2008.

(13)	Includes 1,603 shares of unvested restricted Common Stock subject to the Company’s right of repurchase and 50,000 shares of Common Stock issuable upon exercise of vested stock options exercisable within 60 days of March 3, 2008.
(14)	Includes 1,603 shares of unvested restricted Common Stock subject to the Company’s right of repurchase and 85,000 shares of Common Stock issuable upon exercise of vested stock options exercisable within 60 days of March 3, 2008.
(15)	Mr. Brewster is not standing for re-election as a director of the Company. Includes 1,603 shares of unvested restricted Common Stock subject to the Company’s right of repurchase and 50,000 shares of Common Stock issuable upon the exercise of vested stock options exercisable within 60 days of March 3, 2008.
(16)	Mr. Lilien has resigned from the Board and the Company with his resignation expected to be effective on or before May 16, 2008. Includes 17,102 shares held by the Piston Share Ownership Trust under agreement dated November 15, 1991 and 1,056 shares held as custodian for a minor child. Also includes 498,706 shares of unvested restricted Common Stock subject to the Company’s right of repurchase. Also includes 3,368,122 shares of Common Stock issuable upon the exercise of vested stock options exercisable within 60 days of March 3, 2008.
(17)	Mr. Caplan departed the Company effective December 31, 2007. Includes 152,993 shares of Common Stock issuable upon exercise of vested stock options exercisable within 60 days of March 3, 2008.
(18)	Mr. Webb departed the Company effective November 9, 2007. Includes 847,877 shares of Common Stock issuable upon exercise of vested stock options exercisable within 60 days of March 3, 2008.
(19)	Includes the information in the notes above, as applicable. Does not include information for Messrs. Caplan and Webb who are no longer directors or executive officers of the Company.
(20)	These securities are owned by various individual and institutional investors which Citadel Investment Group, L.L.C. (“Citadel”) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934 (“Exchange Act”), Citadel is deemed to be a beneficial owner of such securities; however, Citadel expressly disclaims that it is, in fact, the beneficial owner of such securities. Does not include 46,684,890 shares disclosed in the Schedule 13D/A Citadel filed with the Securities and Exchange Commission (“SEC”) on February 26, 2008 that Citadel became entitled to receive that day but were not issued until a later date.

PROPOSAL 1. ELECTION OF DIRECTORS

Four directors are currently standing for election or re-election to the Company’s Board of Directors (the “Board”). The members of the Board are grouped into three classes. One class is elected at each Annual Meeting of Shareholders, to hold office for a term beginning on the date of the election and ending on the date of the third Annual Meeting of Shareholders following the beginning of the term.

The nominees for the Board are set forth below. In the absence of contrary instructions, the proxy holders intend to vote all proxies received by them in the accompanying form FOR the nominees for director listed below. In the event that any nominee is unable to or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the present Board to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them for the nominees listed below. As of the date of this Proxy Statement, the Board is not aware that any nominee is unable or will decline to serve as a director.

Nominees For Election

Name	Principal Occupation	Director Since	If Elected, Class and Year of Annual Shareholder Meeting At Which Director Will Next Stand for Election	Age
Donald H. Layton, Chairman	Chief Executive Officer, E*TRADE Financial Corporation	2007	Class I 2011	57

Robert Druskin	Retired Chief Operating Officer of Citigroup	2008	Class I 2011	60

Frederick W. Kanner	Partner, Dewey & LeBoeuf LLP	2008	Class I 2011	64

C. Cathleen Raffaeli, Lead Independent Director	Managing Partner, The Hamilton White Group, LLC	2003	Class I 2011	51

Donald H. Layton, formerly a special advisor to the Company’s Board of Directors, has been a director and Chairman of the Board of the Company since November 2007. He succeeded George A. Hayter who remains a director of the Company. Mr. Layton became Chief Executive Officer of the Company on March 2, 2008. He retired in 2004 after 29 years at JP Morgan Chase and its predecessors, serving most recently as Vice Chairman, and as a member of its three-person Office of the Chairman and its Executive Committee. Mr. Layton also serves as a director of Assured Guaranty Ltd, a leading provider of financial guaranty and credit enhancement products to investors, financial institutions and other participants in the global capital markets. He also is a Senior Advisor to The Securities Industry and Financial Markets Association, a member of the Federal Reserve Bank of New York’s International Capital Markets Advisory Committee and the Massachusetts Institute of Technology Visiting Committee for Economics. Mr. Layton received Bachelor of Science and Master of Science degrees in economics from Massachusetts Institute of Technology, and a Master of Business Administration degree from Harvard University.

Robert Druskin has been a director of the Company since February 2008. Mr. Druskin is former Chief Operating Officer of Citigroup and was a member of its Office of the Chairman. He joined Smith Barney (now a division of Citigroup) in 1991 as Chief Administrative Officer, later taking on the role of head of Asset Management and the Futures Division before returning to the role of CAO. In 2000, Mr. Druskin became Chief Operations and Technology Officer for Citigroup. He later became the President and Chief Operating Officer, then CEO, of Citi Markets & Banking. In December 2006, he was named Chief Operating Officer of Citigroup. Mr. Druskin received a Bachelor of Arts degree from Rutgers University. He will be the Chairman of the Finance and Risk Oversight Committee when it is formed at an upcoming meeting of the Board and is a member of the Compensation Committee.

Frederick W. Kanner has been a director of the Company since April 2008. Mr. Kanner is a partner of Dewey & LeBoeuf LLP, an international law firm headquartered in New York City, where he counsels corporations and boards of directors on merger and acquisition transactions, financings and matters of corporate governance. Mr. Kanner also serves as a member of the board of directors of National Benefit Life Insurance Company, a wholly-owned subsidiary of Citigroup, where he currently serves as a member of its audit, compensation and executive committees, and of The Lawyers’ Committee for Civil Rights Under Law. Mr. Kanner earned a Bachelor of Arts degree from The University of Virginia and a Juris Doctor degree from Georgetown University Law Center. Mr. Kanner is a member of the Finance and Risk Oversight Committee and Nominating and Corporate Governance Committee.

C. Cathleen Raffaeli has been a director of the Company since April 2003 and Lead Independent Director since March 2008. Ms. Raffaeli is President and Managing Director of Hamilton White Group, LLC, an investment and advisory group providing strategic partnering, business development, and sales and marketing strategy to companies in financial services growth markets and education sectors. From 2004 through 2006, Ms. Raffaeli was the Chief Executive Officer and President of Cardean Learning Group, a privately held company that develops and delivers innovative online education using advances in cognitive science and technology. Prior to 2004, she was a Managing Partner of Hamilton White Group, LLC, the position to which she returned in 2006. Ms. Raffaeli serves as a Washington appointed, public interest Director of the Federal Home Loan Bank of New York. She is also a Director of American Home Mortgage Holdings, Inc. Ms. Raffaeli received a Bachelor of Science degree from the University of Baltimore and a Master of Business Administration degree from New York University. Ms. Raffaeli is the Chairman of the Compensation Committee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR ELECTION OF ALL OF THE ABOVE NOMINEES AS DIRECTORS.

DIRECTORS AND EXECUTIVE OFFICERS

Directors

The current members of the Board of Directors who are not standing for election at this year’s Annual Meeting are set forth below.

Name	Principal Occupation	Director Since	Class and Year of Annual Shareholder Meeting at Which Term Will Expire	Age
Daryl G. Brewster	Former Chief Executive Officer of Krispy Kreme Doughnuts, Inc.	2004	Class I 2008*	50

Ronald D. Fisher	Vice-Chairman, SOFTBANK Holdings, Inc.	2000	Class II 2010	60

George A. Hayter	Partner, George Hayter Associates	1995	Class II 2010	69

R. Jarrett Lilien	President and Chief Operating Officer, E*TRADE Financial Corporation	2006	Class II 2010**	46

Michael K. Parks	Managing Director, Leveraged Finance Group, Trust Company of the West	2003	Class III 2009	48

Lewis E. Randall	Private Investor	1982	Class III 2009	66

Donna L. Weaver	Chairman, MxSecure, Inc.	2003	Class II 2010	64

Stephen H. Willard	Chief Executive Officer, Flamel Technologies S.A.	2005	Class III 2009	47

*	Mr. Brewster is not standing for re-election.
**	Mr. Lilien has resigned from the Board and the Company with his resignation expected to be effective on or before May 16, 2008.

Daryl G. Brewster has been a director of the Company since October 2004. Mr. Brewster is the former Chief Executive Officer of Krispy Kreme Doughnuts, Inc., a position he held from March 2006 through January 2008. Prior to that time, Mr. Brewster was Group Vice President and President, Snacks and Cereal, of Kraft Foods, Inc., beginning with Nabisco (which was acquired by Kraft in 2000) in February 1996. Prior to joining Nabisco, he served as Managing Director, Campbell’s Grocery Products Ltd. – UK; Vice-President, Campbell’s Global Strategy and International Marketing and Business Director, Campbell’s U.S. Soup. Mr. Brewster received a Bachelor of Arts degree from the University of Virginia and a Master of Business Administration degree from the University of North Carolina, Chapel Hill. Mr. Brewster is a member of the Compensation Committee and the Audit Committee.

Ronald D. Fisher has been a director of the Company since October 2000. Mr. Fisher is Vice-Chairman of SOFTBANK Holdings, Inc. (“SOFTBANK”), where he oversees all of SOFTBANK’s activities outside of Asia, and a managing partner of SOFTBANK Capital. He joined SOFTBANK in October of 1995. Mr. Fisher serves as a director of SOFTBANK Corporation, Japan and GSI Commerce, a publicly-traded developer and operator of e-commerce businesses. Mr. Fisher received a Bachelor of Commerce degree from the University of Witwatersrand, South Africa and a Master of Business Administration degree from Columbia University. Mr. Fisher is a member of the Compensation Committee.

George A. Hayter has been a director of the Company since December 1995 and was Chairman of the Board from 2003 until late 2007. Mr. Hayter has been a partner of George Hayter Associates, a consulting firm, since 1990, providing guidance to emerging stock exchanges. From 1976 to 1990, he served with the London Stock Exchange, with responsibility for information and trading systems. He received a Master of Arts degree in natural sciences from Queens’ College, Cambridge, England. Mr. Hayter is a member of the Nominating and Corporate Governance Committee, Audit Committee and Compensation Committee.

R. Jarrett Lilien has been the President and Chief Operating Officer of the Company since 2003, and a director of the Company since November 2006. Mr. Lilien was also Acting Chief Executive Officer from November 28, 2007 to March 2, 2008 when Mr. Layton was appointed to that position. Mr. Lilien has broad responsibility for the tactical execution of all of the Company’s global business strategies. Prior to joining the Company in 1999, Mr. Lilien spent ten years as the Chief Executive Officer of TIR (Holdings) Limited (“TIR”), which the Company acquired in August 1999. Prior to TIR, Mr. Lilien held positions at Paine Webber and Autranet, a division of Donaldson, Lufkin & Jenrette, Inc. from 1984 through 1989. Mr. Lilien serves as a director of IL&FS Investsmart, Ltd., a diversified financial services institution in India in which the Company holds a significant investment. In connection with its investment, the Company holds the right to appoint two members to the Investsmart board of directors; Mr. Lilien is one of the Company’s two appointees. Mr. Lilien holds a Bachelor of Arts degree in economics from the University of Vermont. Mr. Lilien is not a member of any of the committees of the Board.

Michael K. Parks has been a director of the Company since April 2003. Mr. Parks is a Managing Director, Leveraged Finance Group, of Trust Company of the West. From 1993 to 2000, he held various executive level positions at Aurora National Life Assurance Company (“Aurora”), a privately owned life insurance company, holding the positions of Chief Executive Officer, president and Chief Investment Officer from 1996 to 2000. From 1981 to 1992, he held various positions at Salomon Brothers Inc., including the position of Director, Financial Buyers/Leveraged Finance from 1990 to 1992. Mr. Parks also serves as a director of Aurora and El Paso Electric Company, a generator and distributor of electricity to areas in west Texas and southern New Mexico, where he currently serves as a member of its audit committee. Mr. Parks received a Bachelor of Arts degree from Haverford College. Mr. Parks is the Chairman of the Audit Committee and a member of the Compensation Committee.

Lewis E. Randall has been a director of the Company since 1982. Mr. Randall is a private investor with significant prior management and director experience in the technology industry. He has served as a director of the Cato Institute in Washington, DC since 2002. Mr. Randall received a Bachelor of Arts degree from Harvard University. Mr. Randall is a member of the Audit Committee and the Nominating and Corporate Governance Committee.

Donna L. Weaver has been a director of the Company since April 2003. Ms. Weaver is the Chairman of MxSecure, Inc., an internet based healthcare technology company. Ms. Weaver has served as a director on several boards, including Hancock Fabrics, Inc., where she currently serves as a member of its audit committee, its compensation committee and is Chairman of its corporate governance and nominating committee. Ms. Weaver is a Certified Management Accountant currently with an “inactive” status. She received a Bachelor of Science degree from the University of Arizona and a Master of Science and Management degree from the Stanford Graduate School of Business. Ms. Weaver is the Chairman of the Nominating and Corporate Governance Committee and a member of the Audit Committee.

Stephen H. Willard has been a director of the Company since April 2005. Mr. Willard is the Chief Executive Officer of Flamel Technologies S.A. (“Flamel Technologies”), a biopharmaceutical company. Mr. Willard previously served as Associate Director of Resolutions of the Federal Deposit Insurance Corporation, where he was responsible for management and resolution of troubled banks with assets in excess of $1 billion. He has also worked as an investment banker and as an attorney in private practice. Mr. Willard serves on the board of directors of Flamel Technologies. From June 2000 until joining the Company’s Board, Mr. Willard served as an independent member of the board of directors of ETB Holdings, Inc. and E*TRADE Bank. Mr. Willard received a Bachelor of Arts degree from Williams College and a Juris Doctor degree from Yale Law School. Mr. Willard is a member of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee.

Executive Officers

In addition to Donald H. Layton, the Chief Executive Officer, who is also a director of the Company, as of the date of this proxy statement the following executive officers are not directors and serve at the discretion of the Board of Directors:

Name	Age	Current Position
Robert J. Simmons	45	Chief Financial Officer
Arlen W. Gelbard	50	General Counsel and Corporate Secretary

Robert J. Simmons is the Chief Financial Officer of the Company, a role he has held since January 2004. Mr. Simmons joined the Company in April 2001. Mr. Simmons held positions in corporate finance at public companies including Bank of America, Oracle Corporation and Iomega Corporation. He is co-author of an article addressing financial disclosure issues entitled, “Killing Trickle-Down Investor Relations with Technology.” He has served as the Chairman of the Association for Financial Professionals. Mr. Simmons received a Bachelor of Science degree in international business from Brigham Young University and a Master of Business Administration degree from the Kellogg Graduate School of Management at Northwestern University.

Arlen W. Gelbard is the General Counsel, a role he has held since June 2007. In this role, Mr. Gelbard oversees the Company’s legal affairs. Mr. Gelbard is also the Corporate Secretary of the Company. Prior to these roles, Mr. Gelbard served as the Chief Administrative Officer from 2005 through early 2008 and Chief Banking Officer from 2002 through 2005. Mr. Gelbard joined the Company in January 2000 when the Company acquired Telebanc Financial Corporation. Prior to joining Telebanc Financial Corporation in 1998, Mr. Gelbard was a partner of the law firm Hofheimer, Gartlir & Gross, LLP in New York City. Mr. Gelbard received a Bachelor of Arts degree in politics from Brandeis University and Juris Doctor and Master of Business Administration degree from Boston University.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership of Common Stock and other equity securities of the Company with the SEC. Officers, directors and beneficial owners of more than 10% of any class of the Company’s equity securities are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file.

Based solely upon review of the copies of such reports furnished to the Company and representations that no other reports were required, the Company believes that during the fiscal year ended December 31, 2007, all filing requirements under Section 16(a) applicable to its officers, directors, and greater than 10% beneficial owners were complied with.

BOARD MEETINGS AND COMMITTEES

The Board held a total of 21 meetings during 2007. Each current director attended at least 75% of the aggregate of the total number of meetings of (i) the Board and (ii) the committees of the Board on which he or she served. Our non-employee directors meet in executive session without management; at a minimum, these executive sessions occur at each of the four regularly scheduled quarterly Board meetings. The Lead Independent Director, C. Cathleen Raffaeli, leads these meetings. Communications to the Board, the Chairman of the Board, the non-employee directors or any other director may be sent to: E*TRADE Financial Corporation, 135 East 57th Street, New York, New York 10022, Attention: Arlen W. Gelbard, Corporate Secretary. We do not have a formal policy regarding director attendance at our annual shareholder meeting and six of our ten directors attended the 2007 Annual Meeting of Shareholders.

During 2007, the Board had an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each member of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee met the independence requirements of the NASDAQ Global Select Market (“NASDAQ”). The charters of each of these committees, as well as our Code of Professional Conduct, Corporate Governance Guidelines and Related Person Transaction Policy and Procedures, are available on our website at www.etrade.com. You may also request a copy of each of these documents free of charge by writing to E*TRADE Financial Corporation, 135 East 57th Street, New York, New York 10022, Attention: Arlen W. Gelbard, Corporate Secretary. We intend to post on our website any amendments to our Code of Professional Conduct, as well as any waivers from the Code of Professional Conduct for directors or executive officers (including our chief accounting officer/controller and anyone else performing similar functions), within five business days of the date of any amendment or waiver. The information on our website is not a part of this Proxy Statement. The committees of the Board, their members during 2007, their primary responsibilities and the number of times the committees met during 2007 are described below.

Board Committees

Committee	Members During 2007	Primary Responsibilities	Number of Meetings
Audit Committee (1)	Michael Parks (Chairman) Daryl Brewster George Hayter(2) Lewis Randall Donna Weaver Stephen Willard	Reviews the results of the Company’s annual audits and quarterly reviews and meets with the Company’s independent accountants to review the Company’s internal controls and financial management practices.	16 meetings

Compensation Committee	Cathleen Raffaeli (Chairman) Daryl Brewster Ronald Fisher George Hayter(2) Michael Parks Stephen Willard	Reviews the compensation arrangements for the Company’s senior executives and oversees administration of the 2005 Equity Incentive Plan, the 1996 Stock Incentive Plan, the 2002 Stock Purchase Plan and the Company’s 401(k) Plan. This Committee also reviews the performance of the Company’s senior executives at least annually and recommends to the Board the compensation for the Chief Executive Officer.	11 meetings

Nominating and Corporate Governance Committee	Donna Weaver (Chairman) George Hayter(2) Lewis Randall Stephen Willard	Oversees the Company’s corporate governance practices to ensure that the Board and the Company’s senior management teams act in conformity with the standards of good corporate governance. This Committee also leads any search for new board members. The Committee also leads the Board’s succession planning activities.	6 meetings

(1)	The Board has determined that each of Mr. Parks and Mr. Willard is an “audit committee financial expert” within the meaning of applicable regulations under the Exchange Act. No member of the Audit Committee serves on the audit committees of more than one other public company.
(2)	During his tenure as Chairman of the Board through November 2007, Mr. Hayter was an ex-officio member of each committee; he became a regular member of each committee in November 2007.

Director Independence

The Board has adopted categorical standards to assist in its evaluation of the independence of directors. The categorical standards describe various types of relationships that could exist between a Board member and the Company and sets thresholds at which such relationships would be deemed to be material in the determination of a director’s independence. Although any director who meets the independence criteria of NASDAQ and the Board’s own categorical standards (as well as Rule 10A-3(b) of the Exchange Act in the case of Audit Committee members) will be presumed to be independent, the Board may make a decision to the contrary based on its review of any other relevant factors. The Board’s categorical standards are as follows:

1. A director who serves as an executive officer or employee of, or beneficially owns more than a 10% equity interest in, any corporation, partnership or other business entity that during the most recently completed fiscal year made payments to the Company or received payments from the Company for goods and services is still presumed independent if such payments were less than the greater of 5% of such other entity’s gross consolidated revenues for such fiscal year and $200,000.

2. A director who serves as an executive officer or employee of, or beneficially owns more than a 10% equity interest in, any bank, corporation, partnership or other business entity to which the Company was indebted at the end of its most recently completed fiscal year is still presumed independent if the indebtedness is in an amount less than the greater of 5% of such other entity’s total consolidated assets at the end of such fiscal year and $200,000.

3. A director who is a member or employee of a law firm that has provided services to the Company during the most recently completed fiscal year is still presumed independent if the total billings for such services were less than the greater of 5% of the law firm’s gross revenues for such fiscal year and $200,000.

4. A director who is a partner, executive officer or employee of any investment banking firm that has performed services for the Company (other than as a participating underwriter in a syndicate) during the most recently completed fiscal year is still presumed independent if the total compensation received for such services was less than the greater of 5% of the investment banking firm’s consolidated gross revenues for such fiscal year and $200,000.

After a review of all relevant factors and applying these categorical standards and the independence criteria of NASDAQ, the Board has determined that Mr. Druskin, Mr. Hayter, Mr. Fisher, Mr. Parks, Ms. Raffaeli, Mr. Randall, Ms. Weaver and Mr. Willard are each independent. None of these individuals has any relationship with the Company other than being a director and shareholder. Mr. Layton, an employee of the Company, is not independent, and Mr. Layton does not serve on any committees of the Board. As a result, the Board has also determined that each member of the Company’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee is independent.

Certain Relationships and Related Transactions

In April 2007, the Board formally adopted a Policy with respect to Related Person Transactions to document procedures pursuant to which such transactions are reviewed, approved or ratified. The policy applies to any transaction in which (1) the Company is a participant, (2) any related person has a direct or indirect material interest and (3) the amount involved exceeds $120,000, but excludes any transaction that does not require disclosure under Item 404(a) of Regulation S-K. The Nominating and Corporate Governance Committee is responsible for reviewing, approving and ratifying any related party transaction. The Nominating and Corporate Governance Committee intends to approve only those related person transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders. The policy is available, without charge, from our Corporate Secretary and made available on our Internet website at www.etrade.com.

In the normal course of business, E*TRADE Clearing LLC (“E*TRADE Clearing”), a subsidiary of the Company, extends credit to the Company’s principal officers and employees to finance their purchases of securities on margin. The Company formerly had a policy that allowed its directors to hold margin accounts, but changed that policy to eliminate such accounts. Margin loans to the Company’s principal officers totaled approximately $6.3 million at December 31, 2006. There were no margin loans at December 31, 2007 except for a de minimis aggregate balance of $390. These margin loans are made on the same terms and conditions as E*TRADE Clearing’s loans to other non-affiliated customers and did not involve more than the normal risk of collectability or present other unfavorable features.

Identifying and Evaluating Director Nominees

The Nominating and Corporate Governance Committee uses various methods to identify director nominees. The Nominating and Corporate Governance Committee regularly assesses the appropriate size and composition of the Board and the particular needs of the Board, considering skill sets required and whether any vacancies are expected due to retirement or otherwise. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current Board members, professional search firms, shareholders or other parties. All candidates are evaluated based on a review of the individual’s qualifications, skills, independence and expertise, including the criteria included in our Corporate Governance Guidelines and the Board’s desire to draw on diverse perspectives and expertise in conducting its work.

Nominations by Shareholders

The Nominating and Corporate Governance Committee will consider director candidates submitted by any shareholder who has continuously held at least 5% of our voting securities (either directly or as part of a group) for at least one year and is not a competitor. Such recommendations must be mailed to: 135 East 57th Street, New York, New York 10022, Attention: Arlen W. Gelbard, Corporate Secretary. Such recommendations should be accompanied by (i) evidence of the shareholder’s stock ownership over the last year, (ii) a statement that the shareholder is not a competitor of the Company, (iii) a resume and contact information for the director candidate, as well as a description of the candidate’s qualifications, and (iv) a statement whether the candidate has expressed interest in serving as a director. The Nominating and Corporate Governance Committee follows the same process and uses the same criteria for evaluating candidates proposed by shareholders as it does for candidates proposed by other parties. The Nominating and Corporate Governance Committee will consider such candidacy and will advise the recommending shareholder of its final decision.

Director Appointment by Citadel

Pursuant to various agreements executed on November 29, 2007 and filed with the SEC on December 4, 2007, upon the issuance of the last tranche of shares to various Citadel entities, Citadel has the right, but not the obligation, to appoint one director to the Board. If appointed, this director will be a member of Class III and will stand for election at the annual meeting of shareholders in 2009. Citadel’s right to nominate a director to the Board will terminate when Citadel no longer owns shares of Common Stock representing at least 5% of the Common Stock then outstanding.

Compensation Committee Interlocks and Insider Participation

In 2007, the Compensation Committee was composed of Cathleen Raffaeli, Daryl Brewster, Ronald Fisher, George Hayter, Michael Parks and Stephen Willard. None of these individuals was at any time during 2007, or at any other time, an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of the Company’s Board or Compensation Committee.

DIRECTOR COMPENSATION

Directors are generally compensated through the payment of cash retainers, meeting fees and equity grants as further described below.

Cash Compensation

During 2007, our policy for cash fees paid to non-employee directors was according to the following schedule:

Annual Board Retainer for non-executive Chairman*	$75,000
Annual Board Retainer for All Other Members	$25,000
Additional Annual Retainer for Each Committee Chairperson	$10,000
Each Board Meeting Attended	$2,500
Each Committee Meeting Attended by the non-executive Chairman of the Board	$2,500
Each Committee Meeting Attended as Committee Chairperson	$2,500
Each Committee Meeting Attended as Committee Member	$2,000

*	The Board of Directors of the Company does not currently have a non-executive Chairman.

During periods when there is a non-executive Chairman, the director filling that role receives an annual retainer and additional meeting fees because the responsibilities and time requirements for this position are extensive. Furthermore, in connection with Mr. Layton’s appointment as Chairman when he joined the Board in November 2007, the Board of Directors approved a special arrangement because of the significant responsibilities he was asked to assume and the substantial experience and expertise he brought to the Company. The Company agreed to grant him 118,934 shares of restricted stock and 321,419 stock options, all of which have a one-year vesting schedule, and to pay him an annualized fee of $1 million, in lieu of other fees normally received by non-employee directors. When he became our Chief Executive Officer in March 2008, Mr. Layton ceased to receive this fee. Instead, we agreed to pay him an annual base salary of $1,000,000 and granted him new equity awards. If Mr. Layton remains Chairman of the Board if or when he ceases to serve as Chief Executive Officer, we will negotiate appropriate compensation for his position at that future time.

Prior to the election of Mr. Layton as Chief Executive Officer in March 2008, the functions of Chairman and CEO were separate. When the positions were combined in March 2008, the non-employee directors elected Ms. Raffaeli to serve as Lead Independent Director. The Company’s Corporate Governance Guidelines specify that the duties of the Lead Independent Director are: “to provide a communication channel to and among the non-employee directors, chair their meetings, help the Chairman of the Board set meeting agenda, and otherwise assist and advise the Chairman of the Board.”

All non-employee directors receive reimbursement for reasonable out-of-pocket expenses incurred in connection with meetings of the Board. Other than the equity compensation plan described below, non-employee directors do not participate in any other benefit plan (and so do not have a pension plan or deferred compensation plan) or receive perquisites. During 2007, Messrs. Lilien and Caplan received no separate compensation for services rendered as members of the Board.

Equity Compensation

Each non-employee director also receives stock options pursuant to the automatic option grant provisions of the Company’s shareholder-approved 2005 Equity Incentive Plan (the “2005 Plan”). On the date of each Annual Meeting of Shareholders, each non-employee director who has been serving as a Board member for at least six months prior to the annual meeting automatically receives an option to purchase 20,000 shares of the Company’s common stock with an exercise price equal to the fair market value of the Company’s common stock on the date of grant (measured as the average of the high and low of the price of the Company’s common stock on the date of grant). On May 23, 2007, the date of the 2007 Annual Meeting of Shareholders, each of the then Board members other than Mr. Caplan and Mr. Lilien received an option to purchase 20,000 shares of the Company’s Common Stock at an exercise price of $23.32 per share. Each automatic option has a term of 10 years, subject to earlier termination following the director’s cessation of Board service, and becomes vested and exercisable over two years in two equal annual installments. Each outstanding option vests immediately upon (i) certain changes in the ownership or control of the Company; or (ii) the death of the director while serving as a Board member.

In addition, on the date of each Annual Meeting of Shareholders, each non-employee director receives a grant of restricted stock with a total fair market value on the date of grant (measured per share as the average of the high and low of the price of the Company’s common stock on that date) equal to the amount of the Annual Board Retainer that he or she receives for work on the Board. The director’s right to retain these shares vests over two years in two equal annual installments. Each grant vests immediately upon (i) certain changes in the ownership or control of the Company, or (ii) the death of the director while serving as a Board member.

Director Compensation Table

The following table sets forth cash compensation received by each member of the Board of Directors for services as a non-employee director during 2007, as well as information regarding equity awards as further described in the footnotes to the table.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2) (3) (6)	Option Awards ($) (4) (5) (6)	Total ($)(7)
Donald H. Layton (Chairman) (8)	83,333	56,352	65,441	205,126
Daryl G. Brewster	118,500	19,800	144,962	283,262
Ronald D. Fisher	83,000	19,800	144,962	247,762
George A. Hayter (9)	167,400	59,399	144,962	371,761
Michael A. Parks (10)	228,000	19,800	144,962	392,762
C. Cathleen Raffaeli (Lead Independent Director)	107,500	19,800	144,962	272,262
Lewis E. Randall	108,500	19,800	144,962	273,262
Donna L. Weaver	126,000	19,800	144,962	290,762
Stephen H. Willard	142,000	19,800	144,962	306,762

(1)	The cash fees set forth in this column are based on the compensation policy described, except as noted below.
(2)	Amounts reported in this column constitute the compensation cost recognized in 2007 of all outstanding and unvested stock awards for the director, calculated in accordance with the Company’s valuation under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“FAS 123(R)”), for purposes of its financial statement reporting. The valuation shown in this column is based on the grant date fair value of each award determined pursuant to FAS 123(R). In addition to stock awards granted during 2007, this amount includes expense from stock awards granted during 2006 and 2005.
(3)	On May 23, 2007, the date of the 2007 Annual Meeting of Shareholders, each non-employee director received a restricted stock award with a full grant date fair value equal to the Annual Board Retainer received by the director. Thus, Mr. Hayter received a stock award of 3,216 shares with a full grant date fair value of $75,000 and each of Messrs. Brewster, Fisher, Parks, Randall and Willard and Mmes. Raffaeli and Weaver received a stock award of 1,072 shares with a full grant date fair value of $25,000.
(4)	Amounts reported in this column constitute the compensation cost recognized in 2007 of all outstanding and unvested option awards for the director, calculated in accordance with the Company’s valuation methods under FAS 123(R), for purposes of its financial statement reporting. In addition to the options granted during 2007, this amount includes expense from options granted during 2006 and 2005. The valuation shown in this column is based on the grant date fair value of each outstanding award for which expense was recognized in 2007, determined pursuant to FAS 123(R), using a Black-Scholes pricing model with assumptions made as more fully described in Note 20 of the financial statement footnotes in the Company’s Form 10-K filed February 28, 2008. Our use of the Black-Scholes model does not necessarily mean we believe or acknowledge that it can accurately determine the actual value of options on the date that they will finally be exercised, if at all. The actual value of an option, if any, will depend on the future market price of the Company’s common stock and the option holder’s individual exercise and sale decisions, neither of which can be predicted with any degree of certainty.
(5)	As discussed above, on May 23, 2007, the date of the 2007 Annual Meeting of Shareholders, each director received a grant of 20,000 stock options. Applying the valuation methodology utilized by the Company under FAS 123(R), but eliminating from that calculation any estimate of forfeitures related to service-based vesting conditions, the full grant date fair value of each award is $154,302.
(6)	As of December 31, 2007, Mr. Hayter held an aggregate of 4,810 unvested stock awards; each of Messrs. Brewster, Fisher, Parks, Randall and Willard and Mmes. Raffaeli and Weaver held an aggregate of 1,603 unvested stock awards; and Mr. Layton held 118,934 stock awards. As of December 31, 2007, each director held an aggregate of 30,000 unvested stock options, except Mr. Layton who held 421,419.
(7)	There are no compensation or benefit programs available for directors other than the cash fees, restricted stock awards and stock option awards described above. Consequently, the Company has not included columns in the Director Compensation Table for non-equity incentive plan compensation, change in pension value and non-qualified deferred compensation earnings or all other compensation, as the values for each of these items would be reported as zero.
(8)	As non-executive Chairman of the Board, Mr. Layton was paid a retainer fee of $1,000,000 on an annualized basis, in lieu of amounts normally paid to directors under the Company’s non-employee director compensation policy. In addition, Mr. Layton received a grant of 118,934 restricted shares with an aggregate fair market value of $625,000 and 321,419 stock options with an aggregate fair market value of $625,000 on November 28, 2007, which vest one year following the grant date. Prior to becoming the non-executive Chairman of the Board, Mr. Layton served as an adviser to the Board during November 2007. He received a fee for such services in the amount of $81,439. The amount of such fee is not included in the amounts disclosed in the table.
(9)	During 2007, Mr. Hayter served as non-executive Chairman until November 2007, at which time Mr. Layton became non-executive Chairman.
(10)	Mr. Parks was paid an additional $100,000 in recognition of his supplementary efforts as a director with respect to the Citadel transaction.

Policy of Equity Ownership for Board of Directors

The Board of Directors believes that directors should hold meaningful equity ownership positions in the Company to help align the interests of directors with those of shareholders. To that end, in 2002 the Board adopted, and in 2006 modified, a policy regarding equity ownership for directors. Under that policy, directors are expected to be beneficial owners of shares of the Company’s Common Stock, with a market value equivalent to at least two years’ annual retainer fees (not including any additional retainer for service as a Committee Chairman or Lead Independent Director), within two years of joining the Board. Until a director has met this equity ownership guideline, directors are expected to hold any stock acquired by exercise of stock option or vesting of restricted stock, net of the cost of acquisition and any tax obligation. Each of the Company’s directors is currently in compliance with the policy.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee of the Board of Directors

The Compensation Committee is responsible for establishing and administering compensation programs for the senior executives of the Company (defined in the Committee’s Charter as those individuals designated as Section 16 Officers) and executives referred to internally as members of the “Senior Executive Team”, including those programs in which the Company’s Named Executive Officers (“NEOs”, as defined in Item 402(a)(3) of Regulation S-K) participate. Senior members of management make recommendations regarding the compensation to be paid to the employees of the Company, including the Senior Executive Team. Although the Compensation Committee considers such recommendations, it makes the ultimate decisions regarding compensation. In addition, while the Compensation Committee is responsible for reviewing the Chief Executive Officer’s (“CEO”) compensation and making recommendations to the full Board, the independent members of the full Board, acting as a group, retain the exclusive authority to take any action affecting the compensation of the CEO.

The Compensation Committee in 2007 had six members: Cathleen Raffaeli, the Chairman; Daryl Brewster, Ronald Fisher, George Hayter, Michael Parks and Stephen Willard, all of whom are independent.

Awards of equity compensation, including stock options, were each made in connection with a scheduled Committee meeting. The Company does not have, nor does it intend to have, any program, plan or practice to time equity awards to executives in coordination with the release of material non-public information. Neither did the Company, nor does the Company intend to, time the release of any material non-public information for the purpose of affecting the value of executive compensation.

The Company’s Compensation Philosophy

Overview

The Company operates its business in an industry and in geographic areas in which the demand for top level executive talent is extremely high. Consequently, the Company strives to provide competitive compensation, using both annual and long term incentives as tools to retain senior talent and to optimize their performance. To determine whether its compensation programs are competitive, the Compensation Committee considers publicly available data concerning programs offered by other companies in relevant markets and consults with experts in executive compensation to obtain insight into trends in the field.

Role of Compensation Consultants

The Compensation Committee has full authority to retain any consultant(s) it deems appropriate and has done so, retaining Frederic W. Cook & Co., Inc. (“F.W. Cook & Co.”), as its independent compensation consultant. F.W. Cook & Co. provides no other services to the Company, and the Committee believes that its advice is independent and objective. While the Compensation Committee and the Board have ultimate authority to establish compensation, the Committee works with the Company’s management, led by the CEO, in an effort to ensure that programs will be as effective as possible to meet the Committee’s objectives of retaining and motivating executive officers and rewarding desired performance. At times and for a portion of 2007, the Company’s management secured the services of another compensation consultant, Johnson Associates, Inc., to assist management in data compilation and recommendation formulation. Johnson Associates, Inc. provides no other services to the Company. While the Compensation Committee receives input from both F.W. Cook & Co. and Johnson Associates, Inc. in evaluating proposed compensation arrangements, the Committee ultimately makes its own determinations and may accept or reject any recommendation from consultants or the Company’s management.

Primary Elements of Compensation Program

In general, the Company strives to establish a compensation program for executive officers that are heavily weighted toward incentives for strong financial performance. The primary elements of the compensation program include a base salary, an opportunity to receive payments under the non-equity based performance plan and equity compensation awards in the form of restricted stock and stock options. Each of the elements is discussed in more detail below.

The Company strives to establish base salaries that are competitive in the market and to provide moderate benefits and perquisites, as further described below. The Company utilizes an incentive pay structure to reward and motivate performance. This structure is based on the results of both the Company’s performance and the individual’s performance. The Committee, in working with management, strives to establish aggressive pre-determined performance goals for incentive pay and create compensation opportunities which are commensurate with the performance achieved. The performance goals are firm-wide goals, with the intent to foster a team approach to the management of the business and to avoid the risk that executive decisions could be made to benefit a particular business unit to the cost of the overall enterprise. Business unit and individual performance are significant factors in the Committee’s exercise of negative discretion to reduce payments.

Comparator Group

Targets for total compensation for the Company’s executive officers for 2007 were set by reference to a benchmark of companies that the Compensation Committee has determined are comparable to the Company based on their business model, alternative employment probability and their size and scope of services (the “Comparator Group”). The compensation consultants (F.W. Cook & Co. and Johnson Associates, Inc.) assisted the Compensation Committee in establishing the Comparator Group and by gathering publicly available information regarding total compensation and compensation programs provided to executives at the component companies in the Comparator Group. For 2007, the Comparator Group primarily consisted of both retail brokerage firms and super regional banks reflecting the Company’s business model. The companies in the Comparator Group for 2007 were: Charles Schwab Corporation, Marshall & Ilsley Corporation, Northern Trust, AllianceBernstein, NYSE Group, A.G. Edwards, Inc. (acquired during 2007), Legg Mason, Inc., Zions Bancorporation, Compass Bancshares, Inc. (acquired during 2007), Raymond James Financial, T. Rowe Price, Jefferies Group, Inc., First Horizon National, Associated Banc-Corp., and TD Ameritrade Holding Corporation. In determining targets for total compensation for executives, the Compensation Committee worked with the compensation consultants to gather publicly available information regarding the total compensation paid to executives in the companies in the Comparator Group and set target compensation at various performance levels to meet percentile targets within the Comparator Group, as discussed more fully below.

Total Compensation Targets for 2007

Incentive compensation for the NEOs is administered through a non-equity compensation plan, known as the “Executive Bonus Program” and an equity compensation plan, known as the “2005 Equity Incentive Plan.” Each of these plans was ratified and approved by shareholders in 2005 and all of them are performance-based compensation programs for purposes of Section 162(m) of the Internal Revenue Code. For 2007, the Compensation Committee and the Board established total maximum target payments under the plans to be: 2.5 percent of the Company’s net income for the CEO; 1.75 percent of net income for the President and Chief Operating Officer (“President and COO”); and 1.0 percent of net income for each of the other NEOs. These targets were selected based on their comparability to general industry practice for Section 162(m) incentive plans (rather than a specific reference to the Comparator Group, since this level of detailed information was not publicly available), both in establishing individual targets for chief executive officers and in creating a total compensation pool for the senior management team.

General Targets and Instruments Utilized

To arrive at a total compensation goal for 2007, the Committee utilized both cash compensation instruments (in the form of base salary and non-equity incentive plan payments) and non-cash compensation instruments (in the form of stock option and restricted stock awards). While no exact allocation is set between cash and non-cash compensation, the Committee generally intended cash compensation instruments to reward shorter term (annual) performance while non-cash compensation instruments was intended to reward longer term performance. Very generally, both cash and equity compensation were intended to fall roughly at the percentile level of similar compensation instruments within the Comparator Group. However, because companies use different approaches and compensation packages, the Committee did not commit to any precise levels against comparators or the Comparator Group. The Committee also intended that as the Company’s performance met the higher target levels, a greater percentage of the total compensation would take the form of equity awards. The Committee believes that this practice is consistent with general industry practice and that of the Comparator Group.

A portion of the total payment for 2007 that took the form of stock options or restricted stock would vest only if additional performance metrics are met. The Committee sought to establish target levels so that the performance-based payments would approximate the 50th, 75th or the 90th percentiles of the Comparator Group based on the Company’s performance against the established earnings per share (“EPS”) and net revenue targets and other individual and business unit factors. Although these targets were established under the plans, as discussed in additional detail below, the Compensation Committee and Board retained the right to and, in making incentive awards for 2007, did exercise negative discretion to reduce the actual payment to any or all of the participants under the plan.

Metrics Utilized

In 2007 the Committee selected EPS and net revenue as the metrics utilized to administer the performance plan. These metrics were selected because EPS is the metric that most directly relates to the Company’s, and commensurate shareholders’, value (with market capitalization generally expressed as a multiple of expected forward EPS). The second metric, net revenue (which is determined as the Company’s revenue less interest expense), is the metric that most directly reflects the growth of the business and acceptance of the business strategy by consumers.

EPS was “weighted” to constitute 75 percent of the performance criteria while net revenue was “weighted” to constitute 25 percent of the performance criteria. These levels were chosen to reflect the fact that the Company’s valuation is more directly correlated to EPS than revenues. In the event that actual EPS or net revenue performance fell between established target points for two different performance levels, as outlined below, compensation would be awarded at a level that is interpolated to reflect that actual performance fell between the two levels.

Three-Tiered Performance

For 2007, the Committee set three targets for total compensation for the executive officers based on Company performance. The three target levels were referred to as the “good,” “very good” and “exceptional” levels based on performance against EPS and net revenue. The “good”, “very good” and “exceptional” performance levels were set based on expected growth levels for EPS and net revenue for 2007 over 2006. These growth rates were also generally the basis for the guidance for expected 2007 performance the Company communicated to investors on December 14, 2006.

The “good” performance level was set at EPS of $1.65 and net revenue of $2.751 billion, which corresponded to a growth rate of almost 11 percent in EPS and nearly 14 percent in net revenue. This also corresponded to the low point of the guidance range (i.e., EPS of $1.65 and net revenue of $2.75 billion). If performance was below the “good” performance level, total compensation for executive officers was targeted to be below the 50th percentile of the Comparator Group. At the “good” performance level, the Committee sought to establish total compensation for executive officers at roughly the 50th percentile of the Comparator Group. The Committee set compensation at this level because the “good” performance level represented annual growth rates thought to be at least the median level for the Comparator Group.

The “very good” performance level was set at EPS of $1.70 and net revenue of $2.845 billion, which corresponded to a growth rate of approximately 16 percent in EPS and approximately 19 percent in net revenue. This corresponded to the midpoint of the guidance range (i.e., EPS of $1.725 and net revenue of $2.875 billion). At the “very good” performance level, total compensation for executive officers would fall at roughly the 75th percentile of the Comparator Group. Performance at this level was thought to appropriately be at approximately the 75th percentile of the Comparator Group.

The “exceptional” performance level was set at EPS of $1.85 and net revenue of $3.012 billion. This was above the high point of the guidance range (i.e., EPS of $1.80 and net revenue of $3.0 billion). If performance reached the highest level, called the “exceptional” level, total compensation for executive officers could reach the 75th percentile and approach the 90th percentile of the Comparator Group. Performance at the “exceptional” level would have represented annual growth of over 28 percent for EPS and over 25 percent for net revenue, which was expected to be well above the 75th percentile of performance and approaching the 90th percentile for the Comparator Group.

While the Committee strived to establish total compensation packages that would generally meet these percentile levels against the Comparator Group, there was no guaranty that the compensation would actually meet those levels due to the operation of the plans. The Committee made its decisions based on information regarding the component companies in the Comparator Group that was publicly available at the time the target levels were set and equity compensation awards were made. Once established, the Committee did not undertake to make any adjustments to compensation awards based on new information (except for the exercise of negative discretion with respect to 2007 Tier III grants discussed below), so that actual results could place actual compensation below or above the target levels. Actual performance for 2007 was a loss per share of $(3.40) per share and net revenue was $(378,167), therefore, by operation of the plans, no payments of performance-based compensation were made.

Detailed Review of the Fiscal 2007 Components of Compensation

Base Salary

The Company pays a base salary to each of its executive officers, a form of compensation intended to be a sum certain the executive can expect to receive each year. In establishing base salaries for executive officers, the Compensation Committee strives to set salaries at roughly the median rate of the Comparator Group, simply because the base salary is that element of compensation which is the most easily and most directly comparable from one company to another. The Committee intends that the most significant aspect of compensation should be in the form of longer term and/or performance-based instruments. In those cases in which the base salary is not at the median, equity and non-equity plan targets are generally adjusted to reach the desired market position at various performance levels. No changes in base salary (or other compensation levels) were made in connection with Mr. Lilien’s appointment as Acting Chief Executive Officer in November 2007.

Non-Equity Compensation Plan Payments

Non-equity compensation plan payments are based on achievement of the annual performance metrics discussed above and are paid out in full on an annual basis. The Company chooses to pay this element of compensation primarily to provide executives with an incentive and a reward that takes the form of cash for achieving performance objectives. In contrast to equity compensation, which has a longer vesting period (generally four years), payment under the non-equity compensation plan is annual, provided that performance objectives are met. For 2007, the Company’s performance did not meet the “good” performance level. Thus, the NEOs did not receive any payments under the non-equity compensation plan and, combined with other components of compensation, received total compensation at or below the “good” level, or the 50th percentile of the Comparator Group.

Equity Compensation

As discussed above, the Company chooses to pay equity compensation to create incentives and rewards for the creation of shareholder value over the longer term. The Company also believes that equity compensation arrangements, which have a generally pro-rata vesting schedule over a four-year period, are an important retention tool. For 2007, the Compensation Committee considered the three “tiers” of equity compensation awards designed to meet total compensation target percentiles at the “good,” “very good” and “exceptional” levels discussed above. In determining the form of equity compensation awards for the NEOs for 2007, the Committee determined that approximately one half of the value of equity compensation awards would be in the form of stock options and one half of the value would be in the form of restricted stock. The percentage of options was decreased compared to the prior year and the restricted stock increased to achieve alignment with market trends showing greater use of restricted stock.

The first tier of equity compensation (referred to as the “2007 Tier I Grants”) consisted of equity compensation awards of both restricted stock and stock options targeted to provide total compensation for the senior executive at the 50th percentile of the Comparator Group when considered with the senior executive’s base salary and non-equity plan award (the “good” level). Vesting in these equity compensation awards is dependent on continued service over a four-year period, subject to earlier vesting in the event of death or a termination of employment following a change in control. These awards are described in the Summary Compensation Table as the “2007 Tier I” equity compensation awards.

The second tier (referred to as the “2007 Tier II Grants”) consisted of equity compensation awards of both restricted stock and stock options targeted to provide total compensation for the senior executive at the “very good” level (the 75th percentile of the Comparator Group) when considered with the senior executive’s base salary, non-equity incentive plan payments and “2007 Tier I” equity compensation awards. Vesting in these equity compensation awards is dependent upon the achievement of both pre-established performance goals (EPS and revenue, as discussed above), and continued service over a four year period. If the Company failed to meet the performance goals (at the “very good” level for fiscal 2007), all or a portion of the 2007 Tier II Grants would be cancelled upon the Committee’s determination that the goals had not been met. As discussed above, the Company’s performance in each of the EPS and revenue targets did not meet the “very good” level, so the Committee cancelled the 2007 Tier II Grants.

The third tier of awards (the “2007 Tier III Grants”) consisted of potential equity compensation awards of both restricted stock and stock options. These awards were targeted to provide total compensation for the senior executive above the 75th percentile (and approaching the 90th percentile) of the Comparator Group when considered with the senior executive’s base salary, non-equity incentive plan payments and “2007 Tier I” and “2007 Tier II” equity compensation awards. These awards would be made only after the end of the year and only if the Committee had determined that extraordinary performance goals had been met or special accomplishments made. If the awards were made, they would have been granted in February 2008 (and reflected in the “Grants of Plan-Based Awards” table in the proxy statement filed for the 2009 Annual Meeting of Shareholders) and vesting would depend upon continued service over a four-year period following the grant of the award. The Plan would have allowed for the Committee to exercise discretion to grant Tier III Grants even if the Company’s performance had not met performance goals required for vesting in the second tier of awards; but in no event would these awards take the total compensation above the performance compensation targets established for purposes of Section 162(m). The Committee exercised its negative discretion and did not award any Tier III grants in 2007.

As disclosed in the Summary Compensation Table, below, the “2007 Tier I” and “2007 Tier II” stock option and restricted stock awards were made on February 13, 2007 (along with the “2006 Tier III Grants from the 2006 compensation program as described in the previous year’s proxy statement), in connection with a regularly scheduled meeting. The 2007 Tier II grants were subsequently cancelled and clawed back at the end of 2007 because the Company had not met its performance goals as discussed above.

Equity Ownership Guidelines

In August 2006, the Company established equity ownership guidelines for its senior executives, including the NEOs. Under the guidelines, the CEO is expected to own stock equal to three times his target cash compensation at the “good” performance level; other NEOs are expected to hold stock equal to two times his or her target cash compensation at the “good” performance level. Continuing executives were expected to meet these guidelines by December 2008.

Other Benefit Plans and Perquisites

The Company does not sponsor any defined benefit retirement plan or supplemental executive retirement plan for any of its employees. While the Company does sponsor a non-qualified deferred compensation plan for senior management, the amounts in a participating executive’s plan account consist solely of the deferred portion of his or her salary or non-equity incentive plan payments (as elected by the executive) and the market return on the deferred amounts. A participating executive may request his or her deferred payments to be invested in certain third party mutual funds that are “wrapped” by company-owned life insurance policies. The Company pays the premiums for these life insurance policies and the Company is the beneficiary of all policies. The proceeds generated by these life insurance policies are used to fund the Company’s obligations under the non-qualified deferred compensation plan. The Company does not guaranty any level of returns on an executive’s investments in the plan and does not provide any “matching” or “top-up” contributions.

Through most of 2007, the Company offered certain perquisites to executives as a retention device and for the convenience of executives. The primary perquisite offered was limited personal use of corporate aircraft; this perquisite was eliminated in late 2007. Prior to the elimination, the Company approved a policy permitting the Company’s senior executives to use the Company’s aircraft for personal purposes to a maximum value of $200,000 (measured using the incremental cost of the use of the aircraft; the same measurement utilized for purposes of SEC disclosure as set forth in the Summary Compensation Table, below) per 12-month period at times the aircraft are not deployed for business purposes. The incremental cost for this purpose is measured based on actual costs such as fuel, landing fees, average maintenance costs for the number of hours used, hangar and parking costs and other crew and plane expenses. Any personal use of the aircraft beyond this limit must be reimbursed to the Company at the rate of the incremental cost to the Company. The Company reports income to the individuals in accordance with IRS regulations (which may be different than the incremental cost to the Company) and provides no gross-up to the individuals for the resulting taxes. The Company believes this perquisite to be appropriate because it serves both the executive and the Company. The Company expects senior executives to be available and productive for as much time as possible. Travel on corporate aircraft allows the executive to spend less time in the most unproductive parts of travel, when he or she is unavailable for contact or to perform work. While traveling on corporate aircraft, the executive can be reached through aircraft telephones if necessary and can freely perform work without concern about inadvertently disclosing confidential information to other travelers. In addition, the Company has felt that limited personal use of corporate aircraft for senior executives is appropriate considering the sacrifices to personal and family time required by their work. As stated above, personal use of corporate aircraft was suspended in late 2007. In 2008, the corporate aircraft were sold and the aviation department was closed.

In addition, throughout 2007, the Company maintained a corporate apartment in New York City and in Washington, DC, intended for use by executives traveling to those cities for business purposes. This perquisite was evaluated in 2007 and terminated in 2008. While in effect, the Company retained these apartments to ensure the availability of lodging for executives at any time it may be necessary and for the convenience of having a place where occasional business meetings may be held and business materials may be left. The corporate apartment in New York City was primarily used by the CEO, while the corporate apartment in Washington, DC was primarily used by the President and COO, though other senior executives may also use the apartments. The Company allowed executives to utilize the corporate apartments for personal purposes on a limited basis. When this benefit was utilized, the Company recognized the benefit as a perquisite with a value equal to the per diem rent based on the Company’s rental cost for the period the apartment was used. This benefit was utilized only occasionally in 2007, and the value of the benefit is reflected in the “All Other Compensation” column of the Summary Compensation Table, below. As stated above, all leases for these apartments were terminated in early 2008 and the Company no longer maintains corporate apartments for executives.

The Company also provides executive officers with an “umbrella” liability insurance policy, providing for insurance coverage for the executive beyond what the executive had retained on his or her own behalf. In addition, the Company provides a supplemental executive health care policy for senior executives that provides for coverage of certain items that may not otherwise be covered under the Company’s group health insurance plan, such as a comprehensive physical examination. The value of each of these benefits is less than $5,000 per annum. Finally, the Company offers reimbursement of up to $10,000 per year for financial planning services. Beyond this, there are no perquisites offered to the Company’s senior executives with anything other than a de minimis value. The Company does provide matching of contributions made to the Company’s 401(k) plan, which are made in the identical manner and at the identical levels as for all other employees of the Company.

Deduction Limit for Executive Compensation

Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly-held companies for compensation paid to certain executive officers, to the extent that compensation exceeds $1.0 million per officer in any year. In calendar year 2005, the Company’s shareholders approved the Executive Bonus Plan, a performance-based bonus plan that would allow the amounts paid under the bonus plan to qualify for tax deduction. While the Company does follow the terms of that plan, the Compensation Committee and the Company continue to believe that it is important to retain discretion over the compensation paid to the Company’s senior executives, and may elect to make certain awards outside of, or in addition to, the awards provided for in the Plan. The Company and the Compensation Committee would make such awards if they believe that those awards are in the interests of the Company’s shareholders.

In addition, the Company’s 2005 Equity Incentive Plan is structured so that certain compensation deemed paid to a senior executive in connection with the exercise or vesting of his or her outstanding equity awards will qualify as performance-based compensation not subject to the $1.0 million limitation. However, the Compensation Committee may determine to pay amounts of compensation that may not be fully deductible if it believes that it is in the Company’s best interests to do so, and we have granted equity awards that do not qualify as performance-based for the purposes of Section 162(m).

Employment Agreements

The Company entered into employment agreements with its senior executives in 2004. The terms of those agreements are described below under “Executive Compensation – Other Potential Post-Employment Payments.” As a result of changes in management during 2007, we paid severance under these agreements.

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act.

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis set forth in this proxy with management. Based on the above-mentioned review and discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis set forth above be included in this proxy statement.

Submitted by Compensation Committee of the Board of Directors:

C. Cathleen Raffaeli, Chairman	George A. Hayter
Daryl G. Brewster	Michael K. Parks
Ronald D. Fisher	Stephen H. Willard

EXECUTIVE COMPENSATION

The Summary Compensation Table below provides information concerning compensation for the fiscal year ended on December 31, 2007 in reference to our CFO, our other most highly compensated executive officers, plus two executives (including our former CEO) who served as executive officers through most of 2007 and would have been among highest paid executives had they been executive officers on December 31, 2007.

2007 Summary Compensation Table (1)

Name	Year	Salary (2)	Bonus	Plan-Based Awards			Change in Pension Value and Non- Qualified Deferred Compensation Earnings (7)	All Other Comp. (8)	Total Compensation
				Stock Awards (3)(5)	Option Awards (4)(5)	Non-Equity Incentive Plan Compensation (2)(6)
Robert J. Simmons, Chief Financial Officer	2007	$500,000	$0	$620,869	$748,839	$0	$0	$8,551	$1,878,259
	2006	$500,000	$0	$374,143	$609,917	$1,620,000	$0	$53,545	$3,157,605

R. Jarrett Lilien, President and Chief Operating Officer	2007	$650,000	$0	$1,979,813	$2,370,191	$0	$0	$81,216	$5,081,220
	2006	$650,000	$0	$1,278,560	$1,944,868	$3,800,000	$0	$93,509	$7,766,937

Arlen W. Gelbard, General Counsel and Corporate Secretary	2007	$575,000	$0	$790,438	$798,372	$0	$0	$23,625	$2,187,435
	2006	$575,000	$0	$535,351	$773,303	$1,230,000	$0	$36,901	$3,150,555

Mitchell H. Caplan, former Chief Executive Officer (9)	2007	$750,000	$0	$(97,061)	$165,716	$0	$0	$11,058,745	$11,877,400
	2006	$750,000	$0	$1,724,928	$2,612,943	$4,700,000	$0	$157,635	$9,945,506

Dennis E. Webb, former President, E*TRADE Capital Markets (10)	2007	$519,711	$0	$43,603	$(95,902)	$0	$0	$2,615,135	$3,082,547
	2006	$575,000	$0	$404,466	$972,477	$2,030,000	$0	$11,158	$3,993,101

(1)	In accordance with SEC rules, the compensation described in this table does not include medical or group life insurance received by the NEOs that are available generally to all salaried employees of the Company, and, except as expressly noted, perquisites and other personal benefits received by the NEOs that in the aggregate do not exceed $10,000.
(2)	Includes salary and/or non-equity incentive plan compensation deferred by the NEOs to the Company’s non-qualified deferred compensation plan as follows:

Name	Deferrals of non-equity incentive plan payments to non-qualified deferred compensation plan ($)
	2007	2006
Robert J. Simmons	—	—
R. Jarrett Lilien	—	—
Arlen W. Gelbard	150,000	150,000
Mitchell H. Caplan	—	—
Dennis E. Webb	1,624,000	1,769,150

The amounts reported above as “Deferrals of non-equity incentive plan payments to non-qualified deferred compensation plan” are amounts that the executive deferred on a non-equity incentive plan payment made in 2007 or 2006 for performance in the prior year (2006 and 2005, respectively). These amounts were accrued in the year for that year’s performance (and were reported in the Summary Compensation Table for the applicable year) but were to be paid in the first two months of the following year. The Company has listed the amount deferred here to clarify that the amounts disclosed represent compensation already reported, rather than additional compensation.

(3)	Amounts reported in this column constitute the compensation cost recognized in the applicable year of all outstanding and unvested stock awards for the NEO, calculated in accordance with the Company’s valuation under FAS 123(R), for purposes of its financial statement reporting. In addition to the stock awards granted during 2007, this amount includes expense from stock awards granted during 2006, 2005, 2004 and 2003. Stock awards granted prior to 2007 have been described in prior proxy statements. For grants made in 2007, the stock awards reported in this column were restricted stock grants approved by the Compensation Committee and ratified by the Board on February 13, 2007 in the amounts set forth in footnote 5, below. The fair market value of the Company’s common stock (based on the average of the high and low sale prices) on the grant date was $23.32 per share. As described above, the 2007 Tier II grants were cancelled and the amounts awarded were clawed back. The amounts reflected are net of that clawback.
(4)	Amounts reported in this column constitute the compensation cost recognized in the applicable year of all outstanding and unvested option awards for the NEO, calculated in accordance with the Company’s valuation under FAS 123(R) for purposes of its financial statement reporting. In addition to the options granted during 2007, this amount includes expense from options granted during 2006, 2005, 2004 and 2003. Option awards granted prior to 2007 have been described in prior proxy statements. For 2007, the stock options reported in this column were approved by the Compensation Committee and ratified by the Board on February 13, 2007 with an exercise price equal to the fair market value on that date. These options are further described in Note 5, below. The fair market value of the Company’s common stock (in accordance with the Company’s stock incentive plan, measured using the average of the high and low sale prices) on February 13, 2007 (and therefore the exercise price of the options) was $23.32 per share. The valuation shown in this column is based on the grant date fair value of each award determined pursuant to FAS 123(R), using a Black-Scholes pricing model with assumptions made as more fully described in Note 20 of the financial statement footnotes in the Company’s Form 10-K. Our use of the Black-Scholes model does not necessarily mean we believe or acknowledge that it can accurately determine the actual value of options on the date that they will finally be exercised, if at all. The actual value of an option, if any, will depend on the future market price of the Company’s common stock and the option holder’s individual exercise and sale decisions, neither of which can be predicted with any degree of certainty. As described above, the 2007 Tier II grants were cancelled and the amounts awarded were clawed back. The amounts reflected are net of that clawback.
(5)	As discussed in footnotes 3 and 4, above, amounts reported in these columns represent the compensation costs of awards made to the NEO in 2007, 2006, 2005, 2004 and 2003. Awards made prior to 2007 have been described in prior proxy statements. For 2007, the awards were granted in February 2007, when the Compensation Committee approved a combination of restricted stock and option grants as described below.

2006 Performance Grants (“2006 Tier III”). This grant (called a “Tier III” grant because it is based on an exceptional level of performance) was awarded as part of the Company’s overall compensation philosophy for 2006. As discussed in more detail above, in February 2007, the Committee determined that it would be appropriate to grant 2006 Tier III restricted stock awards and stock options based on the Company’s overall performance in 2006, especially recognizing the exceptional performance of the Company in a number of key business accomplishments. These grants vest in four equal annual installments beginning on the first anniversary date of grant.

2007 Performance Grants (“2007 Tier I”). This grant of restricted stock awards and stock options was awarded in connection with setting target compensation for 2007 and will vest in four equal annual installments beginning on the first anniversary of the date of grant.

2007 Performance Grants (“2007 Tier II”). This grant of restricted stock awards and stock options included a performance component based on 2007 performance. Because the Company did not meet the performance goals set for 2007, these grants were cancelled effective December 18, 2007. The Company will recognize no further expense, and the executive will receive no benefit, from the awards that were cancelled.

The number of restricted shares awarded in each tier program is as follows:

Name	2006 Tier III(#)	2007 Tier I(#)	2007 Tier II(#)
Robert J. Simmons	7,754	18,221	—
R. Jarrett Lilien	20,877	56,806	—
Arlen W. Gelbard	7,754	18,221	—
Mitchell H. Caplan	20,877	68,596	—
Dennis E. Webb	14,912	31,083	—

The number of shares underlying stock options awarded in each tier program is as follows:

Name	2006 Tier III(#)	2007 Tier I(#)	2007 Tier II(#)
Robert J. Simmons	45,244	53,156	—
R. Jarrett Lilien	121,813	165,722	—
Arlen W. Gelbard	52,206	53,156	—
Mitchell H. Caplan	121,813	200,118	—
Dennis E. Webb	87,009	90,678	—

(6)	Non-equity incentive plan compensation reported for the applicable year was accrued for performance in that year but paid in February of the following year. Thus, non-equity incentive plan compensation reported for the 2006 was accrued for performance in 2006 but paid in February 2007. None of these individuals received non-equity incentive plan compensation for 2007 performance.
(7)

In accordance with Item 402(c)(2)(viii)(B), amounts listed in this column are limited to earnings at above-market or preferential rates. As disclosed in footnote 2, above, two NEOs, Dennis E. Webb and Arlen W. Gelbard, have participated in the Company’s non-qualified deferred compensation plan described below. Under the terms of that plan, executives may elect to request that the Company invest portions of deferred earnings into certain third party investment vehicles, and the Company has honored those requests. The Company does not guaranty any investment return on deferred earnings or supplement any return on earnings, and it is possible for the executive to have negative earnings on deferred amounts. Consequently, there are no above-market or preferential rates paid on these amounts, and therefore the Company has reported “0” in this column for each executive.

(8)	The amounts set forth in this column for “other compensation” represent (i) personal use of corporate aircraft pursuant to the policy described in the “Other Benefits Plans and Perquisites” section of the Compensation Discussion and Analysis at pages 20-21 above, (ii) Company contributions to the Company’s 401(k) plan, (iii) other perquisites consisting of the cost of a Company-provided umbrella insurance policy (including tax gross-up that is paid by the Company), the cost of the personal use of a corporate apartment (not including any tax gross-up, as the Company does not pay any tax gross-up on these amounts), and the reimbursement for financial planning services, and (iv) and severance payments made as follows:

Name	Corporate aircraft ($)	Company Contributions to 401(k) ($)	Other perquisites ($)
Robert J. Simmons	1,674	5,625	1,252
R. Jarrett Lilien	63,908	5,625	11,683
Arlen W. Gelbard	16,748	5,625	1,252
Mitchell H. Caplan	132,859	5,625	20,261
Dennis E. Webb	2,916	5,538	1,681

In addition, the amounts reflected for Messrs. Caplan and Webb include severance payments made as follows:

Name	Employment Separation Date	Severance Payment
Mitchell H. Caplan	December 31, 2007	$10,900,000	*
Dennis E. Webb	November 9, 2007	$2,605,000	*

*	This information is described more fully below at “Separation Payments for Former NEOs.”
(9)	Mr. Caplan departed the Company on December 31, 2007. The amounts disclosed in the table for 2007 include a severance payment (as disclosed in Note 8 above) paid pursuant to the terms of his employment agreement.
(10)	Mr. Webb departed the Company on November 9, 2007. The amounts disclosed in the table for 2007 include a severance payment (as disclosed in Note 8 above) paid pursuant to the terms of his employment agreement.

Grants of Plan-Based Awards

The Grants of Plan-Based Awards table provides details on estimated non-equity incentive plan award future payouts and stock option and restricted stock grants.

2007 Grants of Plan-Based Awards Table (1)

Name	Grant Date	Tier	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2) (Dollars expressed in thousands)			Estimated Future Payouts Under Equity Incentive Plan Awards (3) (Number of stock or option awards listed below)			All Other Stock Awards: Number of Shares of Stock or Units (3)	All Other Option Awards: Number of Securities Underlying Options (3)	Exercise or Base Price of Option Awards ($/sh)	Closing Price on Grant Date ($/sh)	Full Grant Date Fair Value of Equity Awards ($) (3)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert J. Simmons	2/13/2007	3							7,754				180,862
		(4)								45,244	23.325	23.32	361,739
		1							18,221				425,005
		(5)								53,156	23.325	23.32	417,403
		2							0
		(6)								0	—	—

R. Jarrett Lilien	2/13/2007	3							20,877				486,956
		(4)								121,813	23.325	23.32	973,931
		1							56,806				1,325,000
		(5)								165,722	23.325	23.32	1,324,997
		2							0
		(6)								0	—	—

Arlen W. Gelbard	2/13/2007	3							7,754				180,862
		(4)								52,206	23.325	23.32	417,403
		1							18,221				425,005
		(5)								53,156	23.325	23.32	424,998
		2							0
		(6)								0	—	—

Name	Grant Date	Tier	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2) (Dollars expressed in thousands)			Estimated Future Payouts Under Equity Incentive Plan Awards (3) (Number of stock or option awards listed below)			All Other Stock Awards: Number of Shares of Stock or Units (3)	All Other Option Awards: Number of Securities Underlying Options (3)	Exercise or Base Price of Option Awards ($/sh)	Closing Price on Grant Date ($/sh)	Full Grant Date Fair Value of Equity Awards ($) (3)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mitchell H. Caplan	2/13/2007	3							20,877				486,956
		(4)								121,813	23.325	23.32	973,931
		1							68,596				1,600,002
		(5)								200,118	23.325	23.32	1,600,003
		2							0
		(6)								0	—	—

Dennis E. Webb	2/13/2007	3							14,912				347,822
		(4)								87,009	23.325	23.32	695,663
		1							31,083				725,011
		(5)								90,678	23.325	23.32	724,998
		2							0
		(6)								0	—	—

(1)	All awards reported in this table are discussed in the Summary Compensation Table, above. In accordance with the terms of its equity compensation plan, the Company has traditionally set the exercise price for stock options as the average of the high and low prices of the Company’s stock on the date of the grant. The Company has felt that using the average price can provide a more accurate representation of the true fair market value on the date of the grant, rather than selecting a single point in time (the closing of the market) when traders are balancing portfolios and clearing positions for the day, sometimes resulting in anomalies to the stock price. All stock option grants listed in this table were made February 13, 2007, with the exception of one award made February 21, 2007 (not reflected in the table because it was subsequently clawed back), discussed below. The fair market value of the Company’s common stock (measured using the average of the high and low sale prices) on February 13, 2007 (and therefore the exercise price of the options) was $23.325 per share. The closing price of the Company’s stock on February 13, 2007 was $23.32, $.005 lower than the average for the day. An additional 2007 Tier II stock option awarded to Mr. Simmons at a meeting of the Compensation Committee held on February 21, 2007 to correct an administrative error in the grant. The fair market value of the Company’s Common Stock (measured using the average of the high and low sale prices) on February 21, 2007 (and therefore the exercise price of the options granted on that date) was $24.28 per share. The closing price of the Company’s stock on February 21, 2007 was $24.27, $.01 lower than the average for the day.
(2)	Amounts listed in this column are the target payments that were established under the Company’s non-equity compensation plan for 2007. None of these payments were made under the plan in February 2008, based on the Compensation Committee having determined performance was below the level of “good”.
(3)	As discussed in the footnotes to the Summary Compensation Table, effective February 13, 2007, the Board made separate awards of restricted stock and separate grants of stock options to each of the Company’s NEOs. The restricted stock and stock options reported in this table are more fully described as the “2007 Tier II Grants” in Note 6 of the 2007 Summary Compensation Table. As discussed in that footnote, these awards initially had both performance and time-based vesting conditions. Because the Company did not meet the performance goals set for 2007, the 2007 Tier II grants were cancelled effective December 18, 2007. The Company will recognize no further expense, and the executive will receive no benefit from the awards that were terminated. In calculating the full grant date fair value of the equity awards disclosed in this table, the Company has followed its method of accounting for share-based awards under FAS 123(R) but has eliminated from that calculation any estimate of forfeitures related to service-based vesting conditions.
(4)	These awards are the “2006 Tier III Grant” awards referred to in Note 5 of the 2007 Summary Compensation Table, above. These awards, made in recognition of the Company’s performance in 2006, will vest (and the stock options will become exercisable) in four equal annual installments beginning on the first anniversary of the date of grant, so that they will be fully vested on February 13, 2011. The stock options associated with the 2006 Tier III Grant have a seven-year term; they will expire on February 13, 2014 if not exercised or cancelled earlier.
(5)	These awards are the “2007 Tier I Grant” awards referred to in Note 5 of the 2007 Summary Compensation Table, above. These awards will vest (and the stock options will become exercisable) in four equal annual installments beginning on the first anniversary of the date of grant, so that they will be fully vested on February 13, 2011. The stock options associated with the 2007 Tier I Grant have a seven year term; they will expire on February 13, 2014 if not exercised or cancelled earlier.

(6)	These awards are the “2007 Tier II Grant” awards referred to in Note 5 of the 2007 Summary Compensation Table, above. As discussed in the Compensation Discussion and Analysis, above, these grants were made on February 13, 2007, with the exception of a 2007 Tier II stock option awarded to Mr. Simmons on February 21, 2007 to correct an administrative error in the grant. As discussed above, because the performance criteria associated with these awards were not met, the awards were cancelled on December 18, 2007. The Company will recognize no further expense, and the executive will receive no further benefit, from these awards.

Outstanding Equity Awards

Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock Than Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
R. Jarrett Lilien	20,000	—		24.0625	8/31/2009
	250,000	—		21.0938	4/19/2010
	50,000	—		14.4375	5/24/2010
	100,000	—		16.8438	8/23/2010
	100,000	—		7.4219	1/2/2011
	150,000	—		6.1000	4/6/2011
	11,837	—		8.1100	4/12/2011
	250,000	—		6.1250	6/18/2011

R. Jarrett Lilien	100,000	—		5.8350	10/1/2011
	300,000	—		8.2800	11/27/2011
	275,736	275,734		10.8800	5/3/2012
	122,969	368,904		23.7700	2/15/2013
	937,500	—		7.6600	6/3/2013
	—	287,535		23.3250	2/13/2014
	439,244	146,414		11.1450	5/25/2014
						312,500	(2a)	1,109,375
						22,401	(2b)	79,524
						62,039	(2c)	220,238
						65,258	(2d)	231,666
						20,877	(2e)	74,113
						56,806	(2e)	201,661

Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock Than Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Arlen W. Gelbard	17,029	—		6.9100	10/23/2008
	583	—		23.6563	4/5/2010
	35,000	—		19.9375	5/5/2010
	797	—		14.4375	5/24/2010
	100,000	—		7.0938	12/21/2010
	100,000	—		5.1000	9/24/2011
	4,000	—		10.3250	1/2/2012
	91,913	91,911		10.8800	5/3/2012
	28,736	86,205		23.7700	2/15/2013
	562,500	—		7.6600	6/3/2013
	—	105,362		23.3250	2/13/2014
	241,584	80,528		11.1450	5/25/2014
						187,500 (2a)	665,625
						12,320 (2b)	43,736
						20,679 (2c)	73,410
						15,247 (2d)	54,127
						25,975 (2e)	92,211

Robert J. Simmons	—	—		9.1750	5/11/2011
	—	—		5.1000	9/24/2011
	—	—		10.3250	1/2/2012
	57,871	57,870		10.8800	5/2/2012
	34,042	34,041		10.8800	5/3/2012
	2,500	—		4.4350	1/31/2013
	39,141	117,417		23.7700	2/15/2013
	—	—		3.8000	3/14/2013
	300,000	—		10.5550	11/14/2013
	—	98,400		23.3250	2/13/2014
	—	—		24.2800	2/21/2014
						100,000 (2a)	355,000
						20,679 (2c)	73,410
						20,770 (2d)	73,734
						7,754 (2e)	27,527
						18,221 (2e)	64,685

Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock Than Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mitchell H. Caplan	419,999	—		6.9100	10/23/2008
	105,000	—		15.5700	1/26/2009
	131,341	—		23.6563	4/5/2010
	100,000	—		16.8438	8/23/2010
	4,042	—		2.4700	1/2/2011
	100,000	—		7.4219
	250,000	—		6.1000	4/6/2011
	350,000	—		6.1250	6/18/2011
	50,000	—		5.1000	9/24/2011
	100,000	—		5.8350	10/1/2011
	5,811	—		3.4413	1/2/2012
	357,435	—		10.8800	5/3/2012
	152,993	—		23.7700	2/15/2013
	1,312,500	—		7.6600	6/3/2013
	—	—		23.3250	2/13/2014
	658,866	—		11.1450	5/25/2014

Dennis E. Webb	10,000	—		14.8750	8/4/2010
	40,000	—		7.0938	12/21/2010
	5,000	—		5.1000	9/24/2011
	4,000	—		10.3250	1/2/2012
	127,656	—		10.8800	5/3/2012
	331,000	—		3.8050	2/14/2013
	70,354	—		23.7700	2/15/2013
	18,750	—		10.3950	11/24/2013
	56,250	—		13.8900	2/6/2014
	—	—		23.3250	2/13/2014
	112,500	—		14.4350	2/20/2014
	72,367	—		14.9700	12/31/2014

(1)	The options vest in equal installments over four years from the original grant date, which is seven years prior to the expiration date listed.
(2)	The unvested restricted stock awards have the following vesting schedule: Awards marked 2a vest on June 3, 2008 (or November 14, 2008 with respect to Mr. Simmons’ award); awards marked 2b vest on May 25, 2008; awards marked 2c vest in two equal remaining installments on May 3, 2008 and May 3, 2009; awards marked 2d vest in three equal installments on February 15 of each of 2008, 2009 and 2010; and awards marked 2e vest in four equal installments on February 13 of each of 2008 through 2011.
(3)	Based on a 12/31/2007 Closing Price of $3.55.

Option Exercises and Stock Vested

Option Exercises And Stock Vested Table (1)

Name	Option Awards			Stock Awards
	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Robert J. Simmons	50,000	(3)	$950,858	17,265	(2)	$402,074
R. Jarrett Lilien				75,176	(2)	$1,737,115
Arlen W. Gelbard				27,747	(2)	$636,764
Mitchell H. Caplan	148,889		$2,917,700	100,880	(2)	$2,327,830
Dennis E. Webb				26,808		$626,614

(1)	Aggregate value realized upon exercise or vesting is based on the fair market value of the Company’s common stock (using the average of the high and low sale prices) on the date of exercise or vesting, as applicable. With respect to options, the value realized is calculated by subtracting the exercise price from that fair market value
(2)	Vesting of shares of restricted stock includes (i) grants of restricted stock issued on February 13, 2006 (when the stock had a fair market value of $23.77 per share) which vested on February 15, 2007, when the stock had a fair market value of $24.10; (ii) grants of restricted stock issued on May 3, 2005 (when the stock had a fair market value of $10.88 per share) which vested on May 3, 2007, when the stock had a fair market value of $22.745, and (ii) a grant of restricted stock issued on May 25, 2004 (when the stock had a fair market value of $11.145 per share) which vested on May 25, 2007, when the stock had a fair market value of $22.645, in the following share amounts:

Name	2/15/2007	5/3/2007	5/25/2007	Grand Total
Robert J. Simmons	6,924	10,341	—	17,265
R. Jarrett Lilien	21,754	31,021	22,401	75,176
Arlen W. Gelbard	5,085	10,341	12,321	27,747
Mitchell H. Caplan	27,066	40,212	33,602	100,880
Dennis E. Webb	12,447	14,361	—	26,808
Grand Total	73,276	106,276	68,324	247,876

(3)	Includes exercises by Mr. Simmons on January 29, 2007 and April 23, 2007, pursuant to a plan of sale established in accordance with Rule 10b5-1. All exercises have been previously disclosed on Forms 4 filed with the SEC.

Pension Benefits

The Company does not offer any defined benefit, actuarial or other retirement plan to any of its employees, including the NEOs. Consequently, there is no pension benefit information to provide.

Nonqualified Deferred Compensation

Nonqualified Deferred Compensation Table (1)

Name	Executive Contributions in 2007($)(1)	Registrant Contributions in 2007($)	Aggregate Earnings in 2007($)(2)	Aggregate Withdrawals/ Distributions($)	Aggregate Balance at 12/31/07($)(2)
Robert J. Simmons	—	—	—	—	—
R. Jarrett Lilien	—	—	—	—	—
Arlen W. Gelbard	—	—	44,100	—	548,243
Mitchell H. Caplan	—	—	—	—	—
Dennis E. Webb	—	—	342,515	—	10,204,195

(1)	The amounts set forth under “Executive Contributions” represent amounts that were due to be paid to the individual in February 2008 under the Company’s non-equity incentive plan, but were deferred by the individual under the Company’s deferred compensation plan. These amounts were for performance in 2007 and accrued in 2007. Under the deferred compensation plan, all individuals determined to be “highly compensated employees” within the Company are permitted to defer all or a portion of their base salary and/or bonus, specifying a date certain (or termination of employment) at which the individual will receive the payment, plus any earnings made on deferred payments. The deferred compensation plan has been designed to not incur any additional tax or interest under Section 409A of the Internal Revenue Code. All amounts are also payable in the event of the death of the participant.

(2)

Amounts reported in this table reflect earnings on amounts the NEOs elected to contribute to the Company’s non-tax qualified deferred compensation plan. The individual deferring compensation has an account under the plan which includes any earnings based on the performance of a variety of mutual funds the individual may choose. There are currently 15 mutual funds in which a participant may choose to invest offering a diverse mix of investment styles. The rate of return on the funds in 2007 ranged from a loss of (14.79)% percent on the fund with the lowest returns to a gain of 30.46% percent on the fund with the highest returns, with the rate of return for the plan’s asset composite at approximately 9.60% percent. Upon occurrence of the date at which the individual has specified the payments to be made (or, under certain limited circumstances permitted by applicable tax rules, an earlier date), the Company pays the deferred compensation, plus all accrued earnings, to the individual in either a lump sum or an annuity. The Company does not guaranty any rate of return on the compensation deferred and does not make any contribution on behalf of the individual other than the amounts it would otherwise have paid in current salary and/or bonus.

Other Potential Post-Employment Payments

Each of the NEOs is party to a contract of employment that is in substantially the same form. The form of these documents has been filed with the SEC as part of the Company’s public filings. The discussion in this section does not restate the terms of the agreements, but rather provides an overview of their terms.

Under the terms of the employment agreements, the NEOs are entitled to certain severance benefits in the event of the termination of their employment under various circumstances. No severance is available if the executive voluntarily terminates his or her employment in circumstances other than those set forth below.

The circumstances giving rise to a severance payment, and the categories and amounts of payments associated with such circumstances, is set forth below. In providing quantitative disclosures, the Company has described the material assumptions underlying the calculations. As provided under SEC rules, this disclosure is “forward-looking information” and falls within the safe harbors for disclosure of such information. NEOs whose employment terminated during 2007 are separately described below.

The following tables do not include the release of any amounts held in deferred compensation accounts, which are described above.

Benefits Associated With Termination of Employment Due to the Executive’s Death

In the event the employment of an NEO is terminated due to the death of the executive, all outstanding and unvested equity awards will become vested. In addition, the Company will pay the estate of the NEO a pro-rata share of his or her non-equity incentive plan payments for the year of the executive’s death.

Thus, presuming that there had been a termination of employment for each NEO due to death on December 31, 2007 (the last trading day of fiscal 2007 when the fair market value—based on the average high and low sales prices—of the Company’s stock was $3.455) the estates of the NEOs would benefit as follows:

Name	Value of Non-Equity Incentive Payment ($)	Value of Accelerated Equity Awards ($)	Total ($)
R. Jarrett Lilien	0	1,865,289	1,865,289
Robert J. Simmons	0	578,450	578,450
Arlen W. Gelbard	0	904,246	904,246

The value of the non-equity incentive plan payment is equal to the pro-rata value of the executive’s 2007 non-equity incentive plan payment. Because this scenario presumes the executive’s death occurred on December 31, 2007, the pro-rata value is 100 percent of the 2007 bonus payment. The value of accelerated equity awards is measured as: (i) the difference between the fair market value of the stock on December 31, 2007 ($3.455) and the exercise price multiplied by the number of all stock options that were unvested as of December 31, 2007; plus (ii) the fair market value of the stock on December 31, 2007 ($3.455) multiplied by the number of shares of restricted stock that were unvested as of December 31, 2007.

Payments Associated With an Involuntary Termination In Circumstances Other Than A Change in Control

Under the terms of the employment agreements, an NEO is entitled to a severance payment and certain other benefits in the event of (i) an involuntary termination of the executive’s employment without “Cause” (as defined in the employment agreement): or (ii) a voluntary termination of the executive’s employment due to an event of “Good Reason.” The term “Good Reason” in the context of a “Non Change in Control Period Involuntary Termination” is defined in the employment agreement as: (i) a decrease in Executive’s total cash compensation opportunity (adding Base Salary and Target Bonus) of greater than 20%; (ii) a material, adverse change in the executive’s title, authority, responsibilities or duties, as measured against his title, authority, responsibilities or duties immediately prior to such change; or (iii) any material breach by the Company of any provision of the employment agreement, which breach is not cured within thirty (30) days following written notice of the breach from the executive.

Severance benefits in these circumstances include:

1)	A lump sum payment equal to one times (or two times for certain executives) base salary and bonus, with the bonus payment the higher of the target level for the year of the termination (i.e., a bonus paid at the “good” level described above) or the actual bonus paid the prior year;

2)	A pro-rated share of bonus for the year of the termination if the Company has met its target performance objectives for the year to date; and

3)	Continued participation in the Company’s group health insurance plan and life insurance policies for a period of up to one year, valued at approximately $2,000 per month.

If such an involuntary termination without Cause or resignation for Good Reason occurred on December 31, 2007 (the last business day of the Company’s last completed fiscal year), each of the NEOs would be eligible for benefits as follows:

Name	Severance Payments			Value of Continued Participation in Benefit Plans ($)	Total ($)
	1 or 2 times base pay, as applicable ($)	1 or 2 times actual 2006 Non-Equity Incentive Plan Payment, as applicable ($)	Pro-Rated Share of 2007 Non-Equity Incentive Plan Payment ($)
R. Jarrett Lilien	1,300,000	7,600,000	0	24,000	8,924,000
Robert J. Simmons	500,000	1,620,000	0	24,000	2,144,000
Arlen W. Gelbard	575,000	1,230,000	0	24,000	1,829,000

As discussed above, the value of the non-equity incentive plan payment is equal to the pro-rata value of the executive’s 2007 non-equity incentive plan payment. Because this scenario presumes the qualifying termination of employment occurred on December 31, 2007, the pro-rata value is 100 percent of the 2007 bonus payment. Under this scenario, there is no acceleration of vesting in any equity compensation awards.

Payments Associated With an Involuntary Termination In Connection With A Change in Control

Under the terms of the employment agreements, an NEO is entitled to enhanced severance payments and certain other benefits if the executive’s employment is terminated without Cause or by the executive for Good Reason, in either case during a period beginning on the earlier of: (i) 60 days prior to the date of consummation of a Change in Control (as defined in the employment agreements, but which generally requires consummation of a merger or other transaction resulting in a change in the majority of ownership of the Company or sale of substantially all of the Company’s assets); or (ii) the date of the first public announcement of a definitive agreement that would result in a Change in Control (even though still subject to approval by the Company’s shareholders and other conditions and contingencies); or (iii) the date of the public announcement of a tender offer that is not approved by the Incumbent Directors and ending on the two year anniversary date of the consummation of the Change in Control

The term “Good Reason” in the context of a Change in Control termination is generally defined in the employment agreements as: (i) a decrease in executive’s base salary and/or a decrease in his target bonus or employee benefits, except in certain circumstances described in the employment agreements; (ii) a material, adverse change in the executive’s title, authority, responsibilities or duties, as measured against his title, authority, responsibilities or duties immediately prior to such change; (iii) the relocation of the executive’s principal workplace to a location greater than fifty (50) miles from the prior workplace; (iv) any material breach by the Company of any provision of the employment agreement; (v) any failure of the Company to obtain the assumption of the employment agreement by any successor or assign of the Company; or (vi) any purported termination of the executive’s employment for “material breach of contract” which is purportedly effected without providing the “cure” period, if applicable.

The severance benefits in the event of a Change in Control termination include:

1)	A lump sum payment equal to two times (or three times for certain executives) base salary and bonus, with the bonus payment the higher of the target level for the year of the termination (i.e., a bonus paid at the “good” level described above) or the actual bonus paid the prior year;

2)	A pro-rated share of bonus for the year of the termination at the rate of actual performance for the year to date;

3)	Full vesting in all outstanding equity awards; and

4)	Continued participation in the Company’s group health insurance plan and life insurance policies for a period of up to two years, valued at approximately $2,000 per month.

5)	We are not required to pay a gross-up for excise taxes that may arise as a result of the operation of Section 280G of the Code.

Thus, presuming that there had been a qualifying termination of employment during the Change in Control period described above on December 31, 2007, each of the NEOs would be eligible for benefits as follows:

Name	Severance Payments			Value of Accelerated Equity Awards ($) (2)	Value of Continued Participation in Benefit Plans ($)	Total ($)
	2 or 3 times base pay, as applicable ($)	2 or 3 times actual 2006 Non-Equity Incentive Plan Payment, as applicable ($)	Pro-Rated Share of 2007 Non-Equity Incentive Plan Payment ($)(1)
R. Jarrett Lilien	1,950,000	11,400,000	0	1,865,289	48,000	15,263,289
Robert J. Simmons	1,000,000	3,240,000	0	578,450	48,000	4,866,450
Arlen W. Gelbard	1,150,000	2,460,000	0	904,246	48,000	4,562,246

(1)	As discussed above, the value of the non-equity incentive plan payment is equal to the pro-rata value of the executive’s 2007 non-equity incentive plan payment. Because this scenario presumes the qualifying termination of employment occurred on December 31, 2007, the pro-rata value is 100 percent of the 2007 bonus payment.
(2)	As discussed above, the value of accelerated equity awards is measured as: (i) the difference between the fair market value of the stock ($3.455) and the exercise price multiplied by the number of all stock options that were unvested as of December 31, 2007; plus (ii) the fair market value of the stock ($3.455) multiplied by the number of shares of restricted stock that were unvested as of December 31, 2007.

Non-Compete and Non-Solicitation Arrangements

In the event that an executive voluntarily resigns from his or her position in circumstances other than those described above, the employment agreements provide that for a period of one year following the date of termination the executive will not accept employment, or perform services as a consultant or independent contractor, for any of the following entities or their successors: Ameritrade Holding Corp. (now known as TD Ameritrade Holding Corporation), The Charles Schwab Corporation, Fidelity Investments, Scottrade, Inc. or TD Waterhouse Group, Inc. (now known as TD Ameritrade Holding Corporation). The non-compete agreements would not apply in the event of an involuntary termination of employment discussed above.

Regardless of the circumstances of the termination of the executive’s employment, the employment agreements provide that for a period of one year after the date of the termination of employment, the executive shall not, either directly or indirectly, solicit the services, or attempt to solicit the services, of any employee of the Company to any other person or entity.

Separation Payments for Former NEOs

As a result of the departures of Mr. Webb in November 2007 and Mr. Caplan in December 2007, the Company paid each officer amounts due under each respective employment agreement. Pursuant to the Company’s separation agreement with Mr. Caplan, he received (i) a severance payment equal to $10.9 million (representing two times the sum of his annual base salary and annual incentive paid for fiscal 2006) and (ii) two years of medical, life and disability insurance coverage. Mr. Webb received (i) a severance payment equal to $2.6 million (representing one times the sum of his annual base salary and annual incentive paid for fiscal 2006) and (ii) one year of medical, life and disability insurance coverage. No vesting of equity awards was accelerated, and each individual released any and all claims against the Company.

PROPOSAL 2. INCREASE IN AUTHORIZED SHARES OF COMMON STOCK

The Board of Directors believes that it is in the Company’s best interest to approve a proposal to amend the Company’s Certificate of Incorporation to increase the number of shares of Common Stock the Company is authorized to issue from 600,000,000 to 1,200,000,000. As of March 3, 2008, there were 461,888,834 shares of Common Stock of the Company issued and outstanding. Taking into account the shares the Company has reserved for outstanding but unexercised options issued under the 2005 Equity Incentive Plan, conversion of its mandatory convertible notes and other shares reserved for issuance, the Company has only approximately 15,000,000 shares of Common Stock available for issuance under its current Certificate of Incorporation. The Company believes that the amount of Common Stock available for issuance would need to be increased for general corporate purposes and avail itself of opportunities to raise capital or make acquisitions through the issuance of equity securities.

Except as described below, the Company has no current plans to use its shares in an exchange, merger, consolidation, acquisition or similar transaction, but approval of the amendment would permit such actions to be taken without the delays and expense associated with obtaining shareholder approval at that time. Any of these actions could be taken without further shareholder approval, except to the extent required by applicable state law or stock exchange listing requirements for the particular transaction. Although the availability of additional shares of Common Stock provides flexibility in carrying out corporate purposes, such availability, as well as the availability of preferred stock that the Board may issue on such terms as it selects, could make it more difficult for a third party to acquire a majority of our outstanding voting stock. Although this effect could be construed as having potential anti-takeover effects, neither the Board nor the Company’s management views this proposal in that perspective. This proposal is not being submitted as a result of or in response to any known accumulation of stock or threatened takeover or attempt to obtain control of the company by means of a business combination, tender offer, solicitation in opposition to management or otherwise by any person. In addition, the issuance of additional shares of Common Stock could lead to the dilution of existing shareholders.

Recently, the Company issued shares of Common Stock in exchange for certain of its outstanding non-convertible debt securities. The benefit of this transaction is that it permitted us to retire indebtedness without using cash and for an amount that was less than the principal amount of the debt. This also reduced the amount of cash interest we are required to pay in the future so that we would have cash available for other purposes, such as growing our primary business. If Proposal 2 is approved, it would make available additional shares of Common Stock to use for these types of exchange transactions.

Under its Certificate of Incorporation, the Company currently has 1,000,000 shares of preferred stock ($0.01 par value), none of which are currently outstanding. The Company is not proposing any change to the authorized preferred stock or any other provision of the Certificate of Incorporation.

The Board of Directors has unanimously adopted resolutions setting forth the following proposed amendment to the Certificate of Incorporation and directing that the proposed amendment be submitted to the holders of the Company’s Common Stock for approval at the Meeting:

FOURTH. (a) The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the Corporation is authorized to issue is One Billion Two Hundred One Million (1,201,000,000) shares. One Billion Two Hundred Million (1,200,000,000) shares shall be Common Stock, $0.01 par value per share (the (“Common Stock”). One Million (1,000,000) shares shall be Preferred Stock, $0.01 par value per share, of which one (1) share shall be designated Series A Preferred Stock and five hundred thousand (500,000) shares shall be designated Series B Preferred Stock. The Series A Preferred Stock and Series B Preferred Stock are collectively referred to as “Preferred Stock.”

If adopted by the shareholders, the amendment will become effective upon filing of a certificate of amendment with the Secretary of State of Delaware.

Vote Required

Approval of the amendment to the Certificate of Incorporation requires the affirmative vote of a majority of the shares of the Common Stock entitled to vote on the matter. As a result, abstentions, broker non-votes or the failure to submit a proxy or vote in person at the Meeting will have the same effect as a vote against the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF THE AMENDMENT TO ARTICLE FOURTH OF ITS CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK FROM 600,000,000 TO 1,200,000,000 MILLION SHARES.

PROPOSAL 3. RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board is asking the shareholders to ratify the selection of Deloitte & Touche LLP as the Company’s independent public accountants for 2008. The affirmative vote of the holders of a majority of the shares represented and voting at the Annual Meeting is required to ratify the selection of Deloitte & Touche LLP. In the event the shareholders fail to ratify the appointment, the Audit Committee of the Board of Directors (the “Audit Committee”) will consider it as a direction to select other auditors for 2008. Even if the selection is ratified, the Board at its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board determines that such a change would be in the best interests of the Company and its shareholders.

One or more representatives of Deloitte & Touche LLP are expected to attend the Annual Meeting, will have an opportunity to make a statement if they desire to do so and are expected to respond to appropriate questions.

Audit Fees paid to Deloitte & Touche LLP

The aggregate fees billed by Deloitte & Touche LLP and their respective affiliates for professional services rendered in 2007 and 2006 are as follows:

	Audit Fees (a)	Audit-Related Fees (b)	Tax Fees (c)	All Other Fees (d)	Total Fees
2007	$7,600,000	$750,000	$1,750,000	$300,000	$10,400,000
2006	$6,653,000	$464,000	$1,068,000	$—	$8,185,000

(a)	Audit Fees in 2007 and 2006 include fees billed for the annual audit and quarterly reviews of the Company’s financial statements and the annual audit of the Company’s internal control over financial reporting for the year ended December 31, 2007 and December 31, 2006, respectively. Audit Fees also include assistance and review of documents filed with the SEC, participation at the Company’s Audit Committee meetings and reviews of procedures related to other Securities Act and Exchange Act filings and registration statements.
(b)	Audit-Related Fees in 2007 and 2006 include fees for assistance related to mergers and acquisitions due diligence and audit assurance regarding financial accounting and reporting standards.
(c)	Tax Fees in 2007 and 2006 include fees for compliance and preparation of tax filings and fees for tax advice related to mergers and acquisitions and various other transactions
(d)	Other Fees include SEC inquiry fees. There were no Other Fees in 2006.

All non-audit services and fees were pre-approved by the Audit Committee, either individually or by category. The Audit Committee concluded that the provision of such services by Deloitte & Touche LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Audit Committee Pre-Approval Policies and Procedures

Pursuant to its charter, the Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. The Audit Committee charter allows the Committee to delegate its authority to pre-approve services to one or more Committee members, provided that the designees present the pre-approvals to the full Audit Committee at its next meeting.

Vote Required and Board of Directors’ Recommendation

Approval of this proposal requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on this proposal. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have the same effect as a negative vote. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker may exercise its discretionary authority to vote your shares in favor of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE PROPOSAL TO RATIFY THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTANTS FOR 2008.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act.

In accordance with its written charter as adopted by the Board, the Audit Committee of the Board assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During the year ended December 31, 2007, the Audit Committee met sixteen times, and the Audit Committee discussed the interim financial information contained in each quarterly earnings announcement with the Company’s Chief Financial Officer and independent auditors prior to public release. The Audit Committee is entirely made up of independent directors as defined in the rules of NASDAQ. These independent directors meet in executive session with the Company’s independent and internal auditors without management on at least a quarterly basis.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the auditors any relationships that may impact their objectivity and independence, including whether the independent auditors’ provision of non-audit services to the Company is compatible with the auditors’ independence, and satisfied itself as to the auditors’ independence. The Audit Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The Audit Committee reviewed with both the independent and the internal auditors their audit plans, audit scope, and identification of audit risks.

The Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted accounting standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements. The Audit Committee also discussed the results of internal audit examinations.

The Audit Committee reviewed and discussed the audited financial statements of the Company as of and for the year ended December 31, 2007, with management and the independent auditors. Management has the responsibility for the preparation of the Company’s financial statements and the independent auditors have the responsibility for the examination of those statements.

Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the SEC. The Audit Committee also recommended the reappointment, subject to shareholder ratification, of the independent auditors, and the Board concurred in such recommendation.

Submitted by the Audit Committee of the Company’s Board of Directors:

Michael K. Parks (Chairman)	Lewis E. Randall
Daryl G. Brewster	Donna L. Weaver
George A. Hayter	Stephen H. Willard

SHAREHOLDER PROPOSALS

Shareholders may submit proposals intended to be included in the Company’s Proxy Statement for next year’s Annual Meeting of Shareholders no later than December 8, 2008. The proposal must be mailed to the Company’s principal executive offices, 135 East 57th Street, New York, New York 10022, Attention: Arlen W. Gelbard, Corporate Secretary. Such proposals may be included in next year’s Proxy Statement if they comply with certain rules and regulations promulgated by the SEC. Under the terms of the Company’s Bylaws, shareholders who intend to present an item of business at next year’s Annual Meeting of Shareholders other than those they wish to include in the Company’s proxy materials must provide notice of such business to the Corporate Secretary no earlier than November 8, 2008 and no later than December 8, 2008, as set forth more fully in the Bylaws.

FORM 10-K

On February 28, 2008, the Company filed an Annual Report on Form 10-K for the year ended December 31, 2007 with the SEC. Shareholders may obtain a copy of these reports without charge on its website or by writing to Arlen W. Gelbard, the Corporate Secretary, at the Company’s principal offices located at 135 East 57th Street, New York, New York 10022.

OTHER MATTERS

Management does not know of any matters to be presented at this Annual Meeting of Shareholders other than those set forth herein and in the Notice accompanying this Proxy Statement.

INCORPORATION BY REFERENCE

The following sections of the Company’s Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2007 are incorporated by reference in this proxy statement:

•	Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations;

•	Item 7A. Quantitative and Qualitative Disclosures about Market Risk;

•	Item 8. Financial Statements and Supplementary Data, Notes to Consolidated Financial Statements, Note 28;

•	Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure (which states “Not applicable” in the Form 10-K).

COMMON STOCK

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

MAY 16, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints George A. Hayter, Arlen W. Gelbard, Robert J. Simmons, and each or any of them as Proxies of the undersigned, with full power of substitution, and hereby authorizes them to represent and to vote, as designated below, all of the shares of Common Stock of E*TRADE Financial Corporation, held of record by the undersigned on March 31, 2008 at the Annual Meeting of Shareholders of E*TRADE Financial Corporation to be held May 16, 2008, or at any postponement or adjournment thereof.

1. Election of Directors.

1) Donald H. Layton	2) Robert Druskin	3) Frederick W. Kanner	4) C. Cathleen Raffaeli

/ / FOR	/ / WITHHOLD ALL	/ / FOR ALL EXCEPT

To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.

2. To amend Article FOURTH of the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock, $0.01 par value, from 600,000,000 to 1,200,000,000.

/ / FOR	/ / AGAINST	/ / ABSTAIN

3. To ratify the selection of Deloitte & Touche LLP as independent public accountants for the Company for fiscal year 2008.

/ / FOR	/ / AGAINST	/ / ABSTAIN

4. In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL NOS. 1, 2 AND 3. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED FOR THE BOARD OF DIRECTORS AND FOR PROPOSAL NOS. 2 AND 3.

PLEASE SIGN EXACTLY AS YOUR NAME(S) IS (ARE) SHOWN ON THE SHARE CERTIFICATE TO WHICH THE PROXY APPLIES. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS AN ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

Dated: , 2008

(Signature)

(Additional signature if held jointly)

PLEASE COMPLETE, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.